Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

VERITEX HOLDINGS, INC.

DALLAS, TEXAS

AND

IBT BANCORP, INC.

IRVING, TEXAS

Dated as of March 9, 2015

v

INDEX OF DEFINED TERMS

Page

Acquisition Agreement	55
Acquisition Proposal	56
Additional Agreements	1
Affiliate	61
Aggregate Exercise Price	3
Aggregate Merger Consideration	3
Agreement	1
Bank Merger	1
Bank Merger Agreement	7
Bank Merger Certificates	8
Bankruptcy Exception	15
Best Knowledge	61
BHC Act	13
Branch Locations	61
Budget Transaction Expenses	4
Business Day	61
Calculation Date	5
Cash Consideration	4
Certificates	11
Change in Recommendation	34
Closing	8
Closing Date	8
Code	1
Contracts	18
Controlled Group Plans	26
Convertible Debt	61
Disclosing Party	57
Dissenting Shareholder	7
DP Contracts	28
Effective Time	2
Employee Plan	24
Employee Plans	24
Environmental Inspections	43
Environmental Laws	61
Environmental Notice	43
ERISA	9
Exchange Act	31
Exchange Agent	11
Exchange Fund	11
FDIA	13
FDIC	62
Final Closing Statement	5
Final Tangible Book Value	5
FRB	27
Funding Arrangements	25
GAAP	4
Governmental Authority	62
Hazardous Material	62
IBT	1
IBT Audited Statements	16
IBT Board	1
IBT Closing Shares	4
IBT Disclosure Schedules	13
IBT Employee Plan	24
IBT Employees	49
IBT Financial Statements	16
IBT Interim Statements	16
IBT Meeting	34
IBT Option	6
IBT PEO	24
IBT PEO Employee Plan	24
IBT Representatives	41
IBT Share	3
Indemnified Party	49
Independent Bank	1
Independent Bank Board	9
Independent Bank Call Reports	16
Initial Resolution Period	6
Investment Securities	62
Law	62
Liens	14
Material Adverse Change	62
Merger	1
Minimum Allowance Amount	45
NASDAQ	31
Neutral Auditor	6
Objection Notice	5
Option Holder	7
Option Holder Agreement	7
Per Share Cash Consideration	4
Per Share Stock Consideration	4
Person	63
Preferred Shares	14
Preliminary Closing Statement	5
Proceedings	17
Properties	63
Property	63
Proprietary Rights	21
Proxy Statement	47
RAP	16
Recipient	57
Registration Statement	47
Regulatory Agency	63
Regulatory Agreement	23
Representative	57
Required Approvals	8
SBA Loans	37
SEC	47
Secondary Investigation	43
Securities Act	47
Shareholder Merger Consideration	4
Specified Date	7

Subject Information	57
Subsidiary	63
Superior Proposal	56
Surviving Corporation	1
Tangible Book Value	4
Tangible Expenses	5
Tax	20
Tax Return	20
Taxes	20
TBOC	1
TDB	48
Termination Fee	56
Transmittal Materials	11
Treasury Shares	3
TSOS	2
Veritex Bank	1
Veritex Bank Board	10
Veritex Bank Call Reports	32
VHI	1
VHI Board	1
VHI Disclosure Schedules	28
VHI Financial Statements	31
VHI Share	4
Voting Agreements	1

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of the 9th day of March, 2015, by and between VERITEX HOLDINGS, INC., a Texas corporation and registered bank holding company with its principal offices in Dallas, Texas (“VHI”), and IBT BANCORP, INC., a Texas corporation and registered bank holding company with its principal offices in Irving, Texas (“IBT”).

RECITALS:

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Texas Business Organizations Code (the “TBOC”), IBT will merge with and into VHI (the “Merger”), with VHI as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the Board of Directors of IBT (the “IBT Board”) has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of IBT’s shareholders, and has approved this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of VHI (the “VHI Board”) has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of VHI’s shareholders, and has approved this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to VHI’s willingness to enter into this Agreement, certain shareholders of IBT are entering into voting agreements with VHI (collectively, the “Voting Agreements”) pursuant to which each such Person has agreed, among other things, to vote the IBT Shares held by such Person in favor of the Merger, subject to the terms of the Voting Agreements;

WHEREAS, contemporaneously with the execution of this Agreement, the parties thereto entered into (i) an employment agreements with an officer of IBT and Independent Bank (as defined below), (ii) the support agreements with the directors of IBT and Independent Bank who have not signed an employment agreement, (iii) the releases by and of the directors and certain officers of IBT and Independent Bank, and (iv) option holder agreements with the directors, certain officers and employees of IBT and Independent Bank, in each case, to be effective, if at all, at the Effective Time (collectively, the “Additional Agreements”);

WHEREAS, it is contemplated that, immediately following the consummation of the Merger, Independent Bank of Texas, a Texas banking association and wholly owned Subsidiary of IBT (“Independent Bank”), will be merged with and into Veritex Community Bank (“Veritex Bank”), a Texas banking association and a wholly owned Subsidiary of VHI (such merger, the “Bank Merger”), with Veritex Bank as the surviving bank in the Bank Merger;

WHEREAS, for federal income Tax purposes, the parties intend that the Merger will qualify as a reorganization within the meaning of § 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder and that this

Agreement is hereby adopted a plan of reorganization for the purposes of §§ 354 and 361 of the Code and the applicable regulations; and

WHEREAS, IBT and VHI desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I
ACQUISITION OF IBT BY VHI

Section 1.01.                          The Merger.  Subject to the terms and conditions of this Agreement, IBT shall merge with and into VHI, pursuant to the provisions of Chapter 10 and Chapter 21 of the TBOC.

Section 1.02.                          Effective Time.  The “Effective Time” means the effective time of the Merger as specified in the Certificate of Merger filed with and certified by the Texas Secretary of State (“TSOS”).  The Certificate of Merger shall be filed with the TSOS on the Closing Date and shall become effective at such time as the Certificate of Merger is accepted for filing by the TSOS or at such other date and time as VHI and IBT shall agree and specify in the Certificate of Merger.

Section 1.03.                          Effects of the Merger.  At the Effective Time, the corporate existence of IBT and VHI shall, as provided in the provisions of Law heretofore mentioned, be continued in the Surviving Corporation, and the Surviving Corporation shall be deemed to be a continuation in entity and identity of IBT and VHI.  All rights, franchises and interests of IBT and VHI, respectively, in and to any type of property and choses in action shall be transferred to and vested in Surviving Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing Liens thereon.  The Merger shall have all other effects set forth in Section 10.008 of the TBOC.

Section 1.04.                          Certificate of Formation and Bylaws.  As a result of the Merger, the Certificate of Formation, as amended, and bylaws of VHI, as amended, shall continue in effect as the Certificate of Formation and bylaws of the Surviving Corporation until the same shall be amended and changed as provided by applicable Law.

Section 1.05.                          Directors and Executive Officers.  The directors and executive officers of VHI as of the Effective Time shall be the directors and executive officers of the Surviving Corporation, and such directors and executive officers shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Formation and bylaws of the Surviving Corporation or as otherwise provided by applicable Law.

Section 1.06.                          Conversion of IBT Capital Stock.  At the Effective Time by virtue of this Agreement and without any further action on the part of VHI, IBT or any holder of any shares of capital stock of VHI or IBT:

(a)                                 Each share of common stock, par value $0.01 per share, of IBT (each an “IBT Share”) issued and outstanding immediately prior to the Effective Time, including the IBT Shares to be issued upon conversion of the Convertible Debt and the IBT Shares to be issued upon the exercise of the IBT Options pursuant to Section 1.09, but excluding any IBT Shares held by a Dissenting Shareholder and Treasury Shares, shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive (i) the Per Share Stock Consideration, plus cash in lieu of any fractional VHI Share as determined in accordance with Section 1.06(c), and (ii) the Per Share Cash Consideration.

(b)                                 Notwithstanding anything in this Agreement to the contrary, each IBT Share held in the treasury of IBT and each IBT Share owned by any direct or indirect wholly owned Subsidiary of IBT immediately prior to the Effective Time (collectively, “Treasury Shares”) (other than (i) IBT Shares held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) IBT Shares held in respect of a debt previously contracted) shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

(c)                                  Notwithstanding anything in this Agreement to the contrary, VHI will not issue any certificates or scrip representing fractional VHI Shares otherwise issuable pursuant to the Merger.  In lieu of the issuance of any such fractional shares, VHI shall pay to each former holder of IBT Shares otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) $13.50 by (ii) the fraction of a VHI Share which such holder would otherwise be entitled to receive pursuant to this Section 1.06.

(d)                                 Subject only to dissenter’s rights under Subchapter H of Chapter 10 of the TBOC, at the Effective Time all IBT Shares shall no longer be outstanding and shall be cancelled and retired and all rights with respect thereto shall cease to exist, and each holder of IBT Shares shall cease to have any rights with respect thereto, except the right to receive the Shareholder Merger Consideration.

Section 1.07.                          Determination of Shareholder Merger Consideration.

(a)                                 For purposes of this Agreement:

(i)                                     “Aggregate Exercise Price” means the aggregate exercise price of all of the IBT Options as of the Closing Date.

(ii)                                  “Aggregate Merger Consideration” means the Cash Consideration, plus 1,185,185 VHI Shares.

(iii)                               “Budgeted Transaction Expenses” means the Transaction Expenses as budgeted by IBT and for the items and amounts as set forth on the Preliminary Closing Statement.

(iv)                              “Cash Consideration” means $4,000,002.50, as it may be adjusted pursuant to Section 1.08.

(v)                                 “IBT Closing Shares” means the number of issued and outstanding IBT Shares immediately prior to the Effective Time. For the avoidance of doubt, the IBT Closing Shares shall include all of the IBT Shares issued upon conversion of the Convertible Debt and all of the IBT Shares issued upon the exercise of the IBT Options pursuant to Section 1.09, but shall not include Treasury Shares.

(vi)                              “Per Share Stock Consideration” means a fraction of a share of common stock, par value $0.01 per share, of VHI (each a “VHI Share”), rounded to the nearest thousandth, equal to the quotient of (A) 1,185,185, divided by (B) the number of IBT Closing Shares.

(vii)                           “Per Share Cash Consideration” means a cash amount equal to the quotient of (A) the Cash Consideration divided by (B) the number of IBT Closing Shares.

(viii)                        “Shareholder Merger Consideration” means the right to receive the Per Share Stock Consideration and the Per Share Cash Consideration described in clauses (i) and (ii) of Section 1.06(a) and, if applicable, any cash in lieu of fractional shares as specified in Section 1.06(c)).

(ix)                              “Tangible Book Value” means the tangible consolidated shareholders’ equity of IBT and its Subsidiaries (calculated as total shareholders’ equity less goodwill and other intangible assets) as determined from IBT’s financial statements prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied,

(A)                               excluding the effects of: (1) unrealized gains or losses in securities, (2) paid or accrued Transaction Expenses up to the amounts of the Budgeted Transaction Expenses, (3) any increase in the shareholders’ equity of IBT resulting from gains realized from the sale of SBA Loans (defined in Section 5.05(l) after December 31, 2014 in excess of an amount equal to $162,500 per calendar quarter, and (4) any increase in total shareholders’ equity, if any, related to the exercise of the IBT Options provided for by Section 1.09; and

(B)                               including (1) accruals for all ad valorem Taxes owed by IBT and its Subsidiaries on a pro-rated basis for the period ending on the Closing Date, (2) the change in total shareholders’ equity resulting from conversion of the Convertible Debt into IBT Shares and the satisfaction of outstanding interest and expenses relating thereto, (3) the decrease in total shareholders’ equity of IBT resulting from provisions for loan losses, if any, required to satisfy the Minimum Allowance Amount pursuant to Section 5.20, and (4) any decrease in total shareholders’ equity, if any, relating to the exercise of the IBT Options provided for by Section 1.09.

For the avoidance of doubt, an illustrative example of the Preliminary Closing Statement and calculation of Tangible Book Value is attached as Confidential Schedule 1.07(a)(ix) (the “Preliminary Closing Statement”).

(x)                                 “Transaction Expenses” means all of the costs and expenses of IBT and Independent Bank incurred (or to be incurred) in connection with the transactions contemplated by this Agreement through the Closing Date, including without limitation, investment banking fees, legal fees, accounting fees, costs associated with the termination of material contracts (including data processing contracts and data processing de-conversion fees), payments (including any “excess parachute payments” within § 280G of the Code or similarly applicable state Law) owed under or due in connection with the termination of any employment, retention, and change in control agreements, director and employee bonuses or retention payments (or similar arrangements), and the premium for director and officer insurance tail coverage contemplated by Section 5.17.  The Transaction Expenses shall be set forth on the Final Closing Statement.

(b)                                 Not later than three (3) Business Days prior to the anticipated Closing Date, IBT shall prepare in good faith and deliver to VHI an updated Preliminary Closing Statement as of the close of business on the Friday immediately preceding the anticipated Closing Date (the “Calculation Date”) (such statement, the “Final Closing Statement”). Such Final Closing Statement shall be prepared in a manner consistent with the Preliminary Closing Statement. The Tangible Book Value set forth in the Final Closing Statement is referred to as the “Final Tangible Book Value”.

(c)                                  Subject to applicable Law, VHI shall have the right to review, and shall have reasonable access to, all relevant work papers, schedules, memoranda and other documents prepared by IBT or its Subsidiaries or their respective accountants in connection with IBT’s preparation of the Final Closing Statement, as well as to executive, finance and accounting personnel of IBT and its Subsidiaries and any other information which VHI may reasonably request in connection with its review of the Final Closing Statement; provided, however, that IBT and its Subsidiaries shall not be required to provide VHI access to or to disclose information where such access or disclosure would reasonably be expected to waive the protection of any privilege or the work product doctrine.  The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(d)                                 In the event VHI disputes the Final Closing Statement (including the Final Tangible Book Value), VHI shall, within three (3) Business Days following the delivery of the Final Closing Statement, give IBT written notice of its objections thereto (the “Objection Notice”), describing the nature of the dispute in reasonable detail and specifying those items and amounts as to which VHI disagrees and, based on the information at its disposal, specifying VHI’s good faith proposed calculation of Final Tangible Book Value.  If VHI does not timely deliver an Objection Notice within such three (3) Business Day period, the Final Tangible Book Value set forth in the Final Closing Statement delivered by IBT shall be utilized for the calculation of any adjustments to the Cash Consideration pursuant to Section 1.08 below and, absent fraud, shall be final and binding on all the parties.

(e)                                  If VHI timely delivers an Objection Notice, then the Closing shall be delayed and VHI and IBT shall cooperate in good faith to resolve such dispute. If VHI and IBT cannot resolve the dispute within five (5) Business Days after the date of the Objection Notice (the “Initial Resolution Period”), VHI and IBT shall appoint a mutually acceptable independent accounting firm of national or regional reputation (the “Neutral Auditor”) to arbitrate the dispute under the rules the Neutral Auditor imposes.  The Neutral Auditor shall be limited to addressing only the particular disputes referred to in the Objection Notice, and the Neutral Auditor’s resolution of any disputed item shall be no greater than the higher amount, and no less than the lower amount, calculated or proposed by IBT and VHI with respect to such disputed item, as the case may be.  Upon reaching its determination of the Final Tangible Book Value, the Neutral Auditor shall deliver a copy of its calculation of the Final Tangible Book Value to VHI and IBT.  The determination of the Neutral Auditor shall be made within twenty (20) calendar days after its engagement (which engagement shall be made no later than five (5) calendar days after the end of the Initial Resolution Period) and, absent fraud, shall be final and binding on all the parties.  No party or its Affiliates shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the final decision of the Neutral Auditor as to the determination of the Final Tangible Book Value.  Fifty percent (50%) of the aggregate fees, expenses and costs of the Neutral Auditor shall be borne by VHI, and the other fifty percent (50%) of such fees, expenses and costs shall be reflected in Transaction Expenses.  For the avoidance of doubt, the dispute resolution process contemplated by Section 1.07(d) and Section 1.07(e) shall be only to determine the disputed items reflected on the Final Closing Statement and necessary to the calculation of the Final Tangible Book Value as of the Calculation Date, regardless of the date on which the Neutral Auditor delivers its calculation; provided, however, that if the dispute resolution process by this Section 1.07(e) delays the Closing Date by more than fifteen (15) Business Days and the Neutral Auditor determines that the calculation of Final Book Value originally made by IBT was correct, then any increase or decrease in the shareholders’ equity of IBT after the Calculation Date shall be determined by the Neutral Auditor (as of the date of its determination) and included in the calculation of the Final Tangible Book Value.  If the Closing Date is delayed by the dispute resolution process, the Closing Date shall be rescheduled and held on a date mutually acceptable to VHI and IBT within three (3) Business Days after the Final Tangible Book Value is finally determined pursuant to the dispute resolution process.

Section 1.08.                          Adjustment to Cash Consideration.  Subject to Section 8.07 hereof, if the Final Tangible Book Value is less than $11,551,000 as reflected on the Final Closing Statement, then the Cash Consideration shall be adjusted downward on a dollar for dollar basis in an amount equal to the difference between $11,551,000 and the Final Tangible Book Value.

Section 1.09.                          Treatment of IBT Options.

(a)                                 Each issued and outstanding option to acquire IBT Shares granted under the IBT Bancorp, Inc. Stock Option Plan on the IBT Bancorp, Inc. 2013 Stock Option Plan that has not expired or been exercised and (each, an “IBT Option”), that is not otherwise immediately exercisable will become fully exercisable upon the approval of this Agreement by IBT’s shareholders. The Board of Directors of IBT shall set a date (which date will be at least one (1)

Business Day before the Effective Time) (the “Specified Date”) before which all IBT Options shall be exercised without any action on the part of the holder thereof on a net settlement basis pursuant to the Option Holder Agreement entered into as of the date hereof (the “Option Holder Agreement”) between IBT and each holder of an IBT Option (each, an “Option Holder”), and IBT shall issue IBT Shares to each Option Holder pursuant to such exercise of the IBT Options. As a result of the exercise of the IBT Options in accordance with this Section 1.09, on the Specified Date all of the IBT Options shall be exercised and IBT will issue up to a maximum of 47,500 IBT Shares. After the Specified Date and prior to the Effective Time, all IBT Options will terminate and the holder thereof shall have no further rights to acquire IBT Shares pursuant to any such terminated IBT Option. All IBT Options, including the holders thereof, the exercise prices, the number of IBT Shares that will be issued by IBT as a result of their exercise pursuant to this Section 1.09, and the amounts to be withheld for the purpose of Tax withholding and payroll Taxes with respect to the exercise of the IBT Options are set forth on Confidential Schedule 1.09(a).

(b)                                 Copies of the IBT Options (and all relevant Employee Plans and forms of agreements related thereto) governing all IBT Options and the vesting thereof have been made available to VHI.  The IBT Board shall pass resolutions and IBT shall take all necessary steps (as determined by IBT in its reasonable discretion) to effect the foregoing provisions of this Section 1.09 and to cancel the IBT Options prior to the Effective Time.

Section 1.10.                          Treatment of VHI Shares.  Each VHI Share outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one (1) share of common stock of VHI as the corporation surviving the Merger.

Section 1.11.                          Dissenting Shareholders.  Notwithstanding anything in this Agreement to the contrary, IBT Shares that are held by shareholders of IBT who have complied with the terms and provisions of Subchapter H of Chapter 10 of the TBOC (each a “Dissenting Shareholder”) shall be entitled to those rights and remedies set forth in Subchapter H of Chapter 10 of the TBOC; provided, however, that if a shareholder of IBT fails to perfect, withdraws or otherwise loses any such right or remedy granted by the Subchapter H of Chapter 10 of the TBOC, each IBT Share held by such shareholder shall be converted into and represent only the right to receive the consideration as specified in Section 1.06.

Section 1.12.                          Bank Merger.  Immediately after the Effective Time, VHI shall cause the Bank Merger to be consummated.  The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form to be specified by VHI and reasonably acceptable to IBT (the “Bank Merger Agreement”). In order to obtain the necessary state and federal regulatory approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for regulatory approval: (a) IBT shall cause Independent Bank to adopt the Bank Merger Agreement, IBT, as the sole shareholder of Independent Bank, shall approve the Bank Merger Agreement, and IBT shall cause the Bank Merger Agreement to be duly executed by Independent Bank and delivered to Veritex Bank and (b) VHI shall cause Veritex Bank to adopt the Bank Merger Agreement, VHI, as the sole shareholder of Veritex Bank, shall approve the Bank Merger Agreement and VHI shall cause the Bank Merger Agreement to be duly executed by Veritex Bank and delivered to Independent Bank. IBT shall cause Independent Bank, and VHI shall cause Veritex Bank, to execute such certificates of merger and such other documents and certificates (in each case in form and substance reasonably satisfactory to VHI and IBT) as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”) immediately following the Effective Time.

Section 1.13.                          Anti-Dilution Provisions.  If, between the Execution Date and the Effective Time, the VHI Shares are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a share dividend thereon is declared with a record date within said period, the Per Share Stock Consideration and any dependent items shall be adjusted accordingly to provide to the IBT shareholders the same economic effect as contemplated by this Agreement prior to such action; but an offering or sale of VHI Shares shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the VHI Shares.

Section 1.14.                          Tax Consequences.  It is intended by the Parties hereto that the Merger shall constitute a reorganization within the meaning of § 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations § § 1.368-2(g) and 1.368-3(a).  Pursuant to such intent, none of VHI, IBT or their Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a nontaxable reorganization under the Code.

ARTICLE II
THE CLOSING AND EXCHANGE PROCEDURES

Section 2.01.                          The Closing.  The transactions contemplated under this Agreement shall be consummated on a date (the “Closing Date”) which shall be the first Friday after the receipt of all necessary regulatory, corporate and other approvals, and the expiration of all associated mandatory waiting periods (the “Required Approvals”) or such other date as may be mutually agreeable to VHI and IBT.  On the Closing Date, a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in ARTICLE VII and ARTICLE VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement.  If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement.  The Closing shall take place at 10:00 a.m., local time at the offices of Bracewell & Giuliani LLP 1445 Ross Avenue, Suite 3800, Dallas, Texas 75202-2724 on the Closing Date, or at such other time and place to which VHI and IBT may agree.

Section 2.02.                          Actions to be Taken at the Closing by IBT.  At the Closing, IBT shall execute and acknowledge (where appropriate) and deliver to VHI such documents and certificates reasonably necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to VHI’s obligations to close hereunder):

(a)                                 a certificate, dated as of the Closing Date, duly executed by the Secretary of IBT, acting solely in his or her capacity as an officer of IBT, pursuant to which IBT shall certify (i) the due adoption by the IBT Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and any other agreements and documents to which IBT is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby; (ii) the approval by the shareholders of IBT of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger; (iii) the incumbency and true signatures of those officers of IBT duly authorized to act on its behalf in connection with (A) the execution and delivery of this Agreement and any other agreements and documents to which IBT is a party contemplated hereby and thereby, and (B) the taking of all actions contemplated hereby and thereby on behalf of IBT; and (iv) a true and correct list of the record holders (A) of IBT Shares (including the record holders of IBT Shares upon conversion of the Convertible Debt) and (B) the IBT Options as of the Closing Date;

(b)                                 a certificate, dated as of the Closing Date, duly executed by the Secretary of Independent Bank, acting solely in his or her capacity as an officer of Independent Bank, pursuant to which Independent Bank shall certify (i) the due adoption by the Board of Directors of Independent Bank (the “Independent Bank Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and any other agreements and documents to which Independent Bank is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (ii) the approval by IBT, as the sole shareholder of Independent Bank, of the Bank Merger Agreement, and the consummation of the transactions contemplated thereby, including the Bank Merger; and (iii) the incumbency and true signatures of those officers of Independent Bank duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents to which Independent Bank is a party contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of Independent Bank;

(c)                                  a certificate duly executed by an executive officer of IBT, acting solely in his or her capacity as an executive officer of IBT, dated as of the Closing Date, certifying satisfaction of the conditions set forth in Section 8.01, Section 8.02 and Section 8.06;

(d)                                 evidence reasonably satisfactory to VHI that, as of the Effective Time, (i) all IBT Employee Plans (as defined in Section 3.26) required to be terminated by VHI in writing before the Closing have been terminated in accordance with the terms of such Employee Plans, the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other applicable Laws and that all affected participants have been notified of such terminations to the extent such notice is required by applicable Laws;

(e)                                  all consents and approvals listed on Confidential Schedule 3.04;

(f)                                   supplemental disclosure schedules reflecting any material changes to the representations of IBT in ARTICLE III between the date of the supplemental schedules required by Section 5.13 and the Closing Date;

(g)                                  executed agreements, certificates of merger, certificates, and other documents necessary to consummate the Bank Merger;

(h)                                 an affidavit duly executed by an executive officer of IBT that meets the requirement of Treasury Regulations 1.1445-2(b)(2) and is in a form reasonably satisfactory to VHI, stating, under penalty of perjury, that IBT is not and has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii), dated as of the Closing Date; and

(i)                                     all other documents required to be delivered to VHI by IBT under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the terms of this Agreement and reasonably requested by VHI or its counsel.

Section 2.03.                          Actions to be Taken at the Closing by VHI.  At the Closing, VHI shall execute and acknowledge (where appropriate) and deliver to IBT such documents and certificates necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to IBT’s obligations to close hereunder):

(a)                                 a certificate, dated as of the Closing Date, executed by the Secretary of VHI, acting solely in his or her capacity as an officer of VHI, pursuant to which VHI shall certify (i) the due adoption by the VHI Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement, and the other agreements and documents to which VHI is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (ii) the incumbency and true signatures of those officers of VHI duly authorized to act on its behalf in connection with (A) the execution and delivery of this Agreement and any other agreements and documents to which VHI is a party contemplated hereby and thereby, and (B) the taking of all actions contemplated hereby and thereby on behalf of VHI;

(b)                                 a certificate, dated as of the Closing Date, duly executed by the Secretary of Veritex Bank, acting solely in his or her capacity as an officer of Veritex Bank, pursuant to which Veritex Bank shall certify (i) the due adoption by the Board of Directors of Veritex Bank (the “Veritex Bank Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (ii) the approval by VHI, as the sole shareholder of Veritex Bank, of the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; and (iii) the incumbency and true signatures of those officers of Veritex Bank duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, on behalf of Veritex Bank;

(c)                                  a certificate duly executed by an executive officer of VHI, acting solely in his capacity as an executive officer of VHI, dated as of the Closing Date, certifying satisfaction of the conditions set forth in Section 7.01, Section 7.02 and Section 7.09;

(d)                                 all consents and approvals required to be obtained by VHI from third parties to consummate the transactions contemplated by this Agreement;

(e)                                  supplemental disclosure schedules reflecting any material changes to the representations of VHI in ARTICLE IV between the date of the supplemental schedules required by Section 6.12 and the Closing Date;

(f)                                   executed agreements, certificates of merger, certificates, as applicable, and other documents necessary to consummate the Bank Merger; and

(g)                                  all other documents required to be delivered to IBT by VHI under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the terms of this Agreement and reasonably requested by IBT or its counsel.

Section 2.04.                          Exchange Procedures.

(a)                                 On the Business Day before the Closing Date, VHI shall deposit or cause to be deposited in trust with Continental Stock Transfer & Trust (the “Exchange Agent”) (i) certificates for shares or evidence of shares in book entry form representing the aggregate Per Share Stock Consideration, and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) of the aggregate Per Share Cash Consideration, as may be adjusted pursuant to Section 1.08, (B) to holders of Dissenting Shares pursuant to Section 1.11, if any, and (C) to holders of a fraction of an IBT Share pursuant to Section 1.06(c) (such certificates and cash being referred to as the “Exchange Fund”).  The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(b)                                 As soon as practicable after the Effective Time, with the intent to be within ten (10) Business Days after the Effective Time, VHI shall cause the Exchange Agent to mail to each record holder of an outstanding certificate or certificates representing IBT Shares (the “Certificates”), a letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates in exchange for the applicable Shareholder Merger Consideration into which the IBT Shares represented by such Certificate(s) will have been converted pursuant to this Agreement (collectively, the “Transmittal Materials”).  The Transmittal Materials and any associated cover letter shall be reasonably acceptable to VHI and IBT before they are mailed to the holders of the Certificates.  Upon surrender to the Exchange Agent of a Certificate, together with Transmittal Materials properly completed and duly executed, the holder of such Certificate shall be entitled to receive in exchange for each share of IBT Stock represented by such Certificate, and VHI shall cause the Exchange Agent to deliver, the amount of cash and number of VHI Shares such holder shall be entitled to receive pursuant to Section 1.06, and such Certificate shall forthwith be canceled.  Until surrendered in accordance with this Section 2.04, each share represented by the Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Shareholder Merger Consideration without any interest thereon.

(c)                                  After the Effective Time, the share transfer ledger of IBT shall be closed and there shall be no transfers on the share transfer books of IBT of the IBT Shares which were outstanding immediately before such time.  If, after the Effective Time, Certificates are presented to VHI, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.04.

(d)                                 No dividends or other distributions declared after the Effective Time with respect to VHI Shares and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this Section 2.04.  After the surrender of a Certificate in accordance with this Section 2.04, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the VHI Shares represented by such Certificate.

(e)                                  Former shareholders of IBT shall be entitled to vote after the Effective Time at any meeting of VHI’s shareholders the number of shares of VHI into which their shares are converted, regardless of whether such shareholders of IBT have surrendered their Certificates in exchange therefor.

(f)                                   Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of IBT for six (6) months after the Exchange Agent mails the Transmittal Materials pursuant to this Section 2.04 shall be delivered to VHI upon demand, and any shareholders of IBT who have not theretofore complied with the exchange procedures in this Section 2.04 shall look to VHI only, and not the Exchange Agent, for the payment of the Shareholder Merger Consideration in respect of such shares.  If outstanding Certificates for IBT Shares are not surrendered or the payment for them is not claimed before the date on which such VHI Shares or cash would otherwise escheat to any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property or any other applicable Law, become the property of VHI (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property.

(g)                                  If any VHI Shares are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to VHI) for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing VHI Shares in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or not payable.

(h)                                 None of VHI, IBT, the Exchange Agent or any other Person shall be liable to any former holder of IBT Shares for any VHI Share (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(i)                                     If any Certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by VHI or the Exchange Agent, the posting by such Person of a bond in such amount as VHI or the Exchange Agent may direct (not to exceed the amount of Shareholder Merger Consideration relating to the IBT Shares represented by relevant missing Certificate) as indemnity against any claim that may be made against VHI, Veritex Bank, or IBT with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Shareholder Merger Consideration deliverable in respect to the IBT Shares represented by such Certificate thereof pursuant to this Agreement.

(j)                                    Withholding Rights.  Notwithstanding any other provision in this Agreement to the contrary, VHI, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of IBT Shares or IBT Options or otherwise pursuant to this Agreement such amounts as VHI, the Surviving Corporation or the Exchange Agent, in its reasonable discretion, determines it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority by VHI, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF IBT

IBT hereby makes the following representations and warranties to VHI, as qualified, if necessary, by the Disclosure Schedules previously delivered by IBT to VHI (the “IBT Disclosure Schedules”).

Section 3.01.                          Organization and Ownership.

(a)                                 IBT is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  IBT is a corporation duly organized, validly existing and in good standing under all Laws of the State of Texas.  IBT has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified or where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Change to IBT.  True and complete copies of the Articles of Incorporation and bylaws of IBT, as amended to date, have been made available to VHI.

(b)                                 Independent Bank is a Texas banking association, duly organized, validly existing and in good standing under the Laws of the State of Texas.  Independent Bank has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it.  True and complete copies of the Articles of Incorporation and bylaws of Independent Bank, as amended to date, have been made available to VHI.  Independent Bank is an insured bank as defined in the Federal Deposit Insurance Act of 1950, as amended (the “FDIA”).  The nature of the business of Independent Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas.  Independent Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Independent Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of Independent Bank.

(c)                                  IBT is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock of Independent Bank, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”), and no other Person or entity has any equity or other ownership interest in Independent Bank.  IBT does not, directly or indirectly, own or control any Affiliate or Subsidiary, other than Independent Bank.  IBT has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, and the business carried on by IBT has not been conducted through any other direct or indirect Subsidiary or Affiliate of IBT other than Independent Bank.

Section 3.02.                          Capitalization.

(a)                                 The authorized capital of IBT consists of 3,000,000 common shares, $0.01 par value per share, of which 1,146,534 shares are issued and outstanding as of the Execution Date and 1,000,000 preferred shares, $0.01 par value per share (the “IBT Preferred Shares”) none of which are issued and outstanding.  Except for the IBT Options, all which are set forth on Confidential Schedule 1.09(a), the Convertible Debt and as set forth on Confidential Schedule 3.02, there are no other (a) outstanding equity securities of any kind or character, or (b) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, IBT to purchase or otherwise acquire any security of or equity interest in IBT, obligating IBT to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital of any class.  All of the Convertible Debt shall automatically convert into 585,833 IBT Shares immediately prior to the Effective Time.  Upon the exercise of the IBT Options on the Specified Date pursuant to Section 1.09 and the Option Holder Agreements, IBT would be obligated to issue no more than 47,500 IBT Shares.  As of at least one (1) Business Day prior to the Effective Time, there will be no options, warrants, stock appreciation rights, calls, convertible securities, or commitments of any kind obligating IBT to issue any securities except that IBT shall issue 585,833 IBT Shares upon the automatic conversion of the Convertible Note immediately prior to the Effective Time.  There are no outstanding contractual obligations of IBT to vote or dispose of any shares of IBT capital stock and to the Best Knowledge of IBT, there are no shareholder agreements, voting trusts or similar agreements relating to the shares of capital stock of IBT.  All of the outstanding IBT Shares have been, or upon the exercise of the IBT Options and conversion of the Convertible Debt, will be, duly authorized, validly issued and are fully paid and nonassessable, and no securities of IBT have been issued in violation of the preemptive rights of any Person or in violation of any agreement or commitment binding upon IBT.  The shares of IBT capital stock have been issued in material compliance with the securities Laws of the United States and other jurisdictions having applicable securities Laws.  There are no restrictions applicable to the payment of dividends on the IBT Shares except pursuant to applicable Laws, and all dividends declared before the Execution Date have been paid.

(b)                                 The authorized capital stock of Independent Bank consists of 650,000 shares of common stock, $5.00 par value per share, of which 650,000 shares are issued and outstanding as of the Execution Date.  IBT is in possession of all certificates evidencing all of the outstanding shares of capital stock of Independent Bank.  All of the outstanding shares of capital stock or other securities evidencing ownership of Independent Bank are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person and have been issued in material compliance with applicable securities Laws.  There are no restrictions applicable to the payment of dividends on the shares of the capital stock of Independent Bank, except pursuant to applicable Laws, and all dividends declared before the Execution Date on such capital stock have been paid.  There are no (i) outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating Independent Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Independent Bank.  There are no outstanding contractual obligations of IBT to vote or dispose of any shares of capital stock of Independent Bank.  There are no shareholder agreements, voting trusts or similar agreements relating to the capital stock of Independent Bank.

Section 3.03.                          Execution and Delivery.  IBT has full corporate power and authority to execute and deliver this Agreement and the other agreements to which IBT is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other agreements to which IBT is a party that are contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the IBT Board and the IBT Board has declared them advisable, and has directed that the Agreement be submitted to IBT’s shareholders for the purpose of acting on this Agreement.  Other than (a) approval by the requisite vote of the shareholders of IBT, and (b) the adoption and approval of the Bank Merger Agreement by the of Independent Bank Board and by IBT as its sole shareholder, no other corporate proceedings or approvals are necessary or required on the part of IBT to approve this Agreement or the other agreements to which IBT is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby.  This Agreement and the other agreements and documents contemplated hereby to which IBT is a party have been or at Closing will be duly executed by IBT and each such agreement or document constitutes or at Closing will constitute a legal, valid and binding obligation of IBT, enforceable against IBT in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar Laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at Law or in equity) (the “Bankruptcy Exception”).

Section 3.04.                          No Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by IBT or Independent Bank with any of the terms or provisions hereof (if the required regulatory and shareholder approvals and any requisite consents of third parties are obtained) will (a) violate any provision of the charters, articles, certificates or bylaws of IBT or Independent Bank; (b) violate any Law applicable to IBT or Independent Bank or any of their Properties or assets; or (c)

except as set forth in Confidential Schedule 3.04, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, result in the creation of any Lien upon any of the respective Properties or assets of IBT or Independent Bank under, or require the prior consent of a third party pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease, agreement, contract or other instrument or obligation to which IBT or Independent Bank is a party, or by which IBT or Independent Bank or any of their respective Properties, assets or business activities may be bound or subject, excluding from the foregoing clause (c), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not be reasonably expected to result in a Material Adverse Change to IBT.

Section 3.05.                          Financial Statements; Call Reports.

(a)                                 IBT has made available to VHI copies of the audited consolidated financial statements of IBT as of and for the years ended December 31, 2013, 2012 and 2011 (the “IBT Audited Statements”) and the unaudited unconsolidated financial statements of IBT as of December 31, 2014 (the “IBT Interim Statements” and together with the IBT Audited Financial Statements the “IBT Financial Statements”).  The IBT Financial Statements (including, in each case, any related notes), were prepared in accordance with GAAP or regulatory accounting principles (“RAP”) (except as may be indicated in the notes to such financial statements) and fairly presented, in all material respects, the financial position of IBT at the dates and for the periods indicated therein.

(b)                                 IBT has made available to VHI true and complete copies of the Reports of Condition and Income for Independent Bank filed during 2014, 2013 and 2012 and the Reports of Condition and Income for Independent Banks filed during 2015 prior to the Execution Date (collectively, the “Independent Bank Call Reports”).  Each of the Independent Bank Call Reports fairly presents, in all material respects, the financial position of Independent Bank and the results of its operations at the dates and for the periods indicated therein in conformity, in all material respects, with the instructions for the preparation of Independent Bank Call Reports as promulgated by applicable Governmental Authorities.

(c)                                  The allowance for loan and lease losses shown in the IBT Financial Statements and the Independent Bank Call Reports was, and the allowance for loan and lease losses to be shown on any financial statements of IBT and/or Independent Bank or the Independent Bank Call Reports as of any date subsequent to Execution Date will be calculated in accordance with GAAP and/or RAP (as applicable) in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of IBT’s management, such allowance is, as of such date, adequate to absorb all reasonably anticipated losses in the loan portfolio of Independent Bank, and recourse obligations in respect of loans sold by Independent Bank in light of the size characteristics of such portfolios, economic conditions, borrower capacity and other pertinent factors, and no facts have subsequently come to the knowledge of IBT which would cause it to modify in any material way the amount of the  allowance for loan and lease losses contained in the financial statements or the Independent Bank Call Reports.

Section 3.06.                          Litigation.  Except as set forth in Confidential Schedule 3.06, neither IBT nor Independent Bank is a party to any, and there are no pending or, to the Best Knowledge of IBT, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against IBT or Independent Bank (collectively, “Proceedings”). There are no Proceedings which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change to IBT or Independent Bank, nor, to the Best Knowledge of IBT, is there any reasonable basis for any Proceeding against IBT or Independent Bank that is reasonably likely, individually or in the aggregate, to result in a Material Adverse Change to IBT or Independent Bank.  There is no injunction, order, judgment or decree imposed upon IBT or Independent Bank or the assets or Properties of IBT or Independent Bank that has resulted in, or is reasonably likely to result in, a Material Adverse Change to IBT or Independent Bank.

Section 3.07.                          Governmental Consents and Approvals.  Except as set forth in Confidential Schedule 3.07, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of IBT or Independent Bank in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by IBT or Independent Bank of the transactions contemplated hereby or thereby.

Section 3.08.                          Undisclosed Liabilities.  IBT and Independent Bank have no material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any Employee Plan or liabilities for federal, state or local Taxes or assessments) that are not reflected in or disclosed in the IBT Financial Statements or the Independent Bank Call Reports, except (a) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past business practices since December 31, 2014, (b) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (c) liabilities, obligations and expenses as disclosed on Confidential Schedule 3.08.

Section 3.09.                          Title to Tangible Assets.  True and complete copies of all existing deeds, leases and title insurance policies for all Properties and all mortgages, deeds of trust, security agreements and other documents describing Liens to which each such Property is subject have been made available to VHI.  IBT and Independent Bank have good and indefeasible title to, or valid leasehold interest in, all of their respective tangible assets and Properties including all material personal properties reflected in the IBT Financial Statements and the Independent Bank Call Reports or acquired thereafter, subject to no Liens of any kind except (a) as described in Confidential Schedule 3.09, (b) as reflected in the IBT Financial Statements or the Independent Bank Call Reports, (c) statutory Liens not yet delinquent, (d) consensual landlord Liens, (e) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (f) pledges of assets in the ordinary course of business to secure public funds deposits, and (g) those assets and Properties disposed of for fair value in the ordinary course of business since December 31, 2014.

Section 3.10.                          Absence of Certain Changes or Events.  Except as disclosed on Confidential Schedule 3.10, since December 31, 2014, (i) IBT and Independent Bank have conducted their businesses, in all material respects, only in the ordinary course consistent with past practice; (ii) there has not been any fact, event, change, occurrence, condition, development, circumstance or effect that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Change to IBT or Independent Bank; and (iii) as of the Execution Date, other than in connection with the negotiation and execution of this Agreement, none of IBT or any of its Subsidiaries has taken any action that, if taken after the Execution Date, would constitute a breach of any of the covenants set forth in Section 5.05(a)- Section 5.05(ff).

Section 3.11.                          Leases, Contracts and Agreements.  Confidential Schedule 3.11 sets forth a list and general description of all contracts, leases, subleases, licenses, and agreements to which IBT or Independent Bank is a party or by which IBT or Independent Bank is bound (a) that obligate or would reasonably be expected to obligate IBT or Independent Bank for an amount in excess of $10,000 over the entire term of any such agreement or (b) that are related or of a similar nature and that in the aggregate obligate or would reasonably be expected to obligate IBT or Independent Bank for an amount in excess of $10,000 over the entire term of such related contracts, in the case of each of foregoing (a) and (b) that are not terminable by IBT or Independent Bank, as the case may be, on thirty (30) days’ or less notice without the payment by IBT or Independent Bank of any termination fee, liquidated damages, forfeited pre-paid expense, or similar cost related to such termination (collectively, the “Contracts”).  IBT has delivered to VHI true and correct copies of all Contracts.  For the purposes of this Agreement, the Contracts shall not include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of or deposits by, Independent Bank, but do include unfunded loan commitments and letters of credit issued by Independent Bank where the borrowers’ total direct and indirect indebtedness to Independent Bank is in excess of $10,000.  Except as set forth in Confidential Schedule 3.11, no participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liabilities of Independent Bank.  IBT and Independent Bank have not received any written notice of material default under or material noncompliance with any Contract.  For each lease in which IBT or Independent Bank is named as lessee, such party is the owner and holder of all the leasehold estates or other rights and interest purported to be granted by such instruments, in each case free and clear of any lessee-granted Liens (including Tax Liens), assignments or charges whatsoever except as established by the lease or applicable Law.  IBT and Independent Bank enjoy peaceful and undisturbed possession under all leases under which they are currently operating.

Section 3.12.                          Taxes and Tax Returns.

(a)                                 IBT and Independent Bank have duly and timely filed or caused to be filed all income (including franchise and similar) and other material Tax Returns and reports required to be filed by them and all such Tax Returns and reports being accurate and complete in all material respects.  IBT and Independent Bank and have duly paid or caused to be paid on their behalf in full all Taxes whether or not shown as due or payable on such Tax Returns.  As of the Execution Date, IBT and Independent Bank have no liability for Taxes in excess of the amount reserved or provided for on their respective financial statements as of the date thereof.

(b)                                 There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of Taxes upon IBT or Independent Bank, nor has

IBT or Independent Bank given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any Tax Return for any period.

(c)                                  As of the Execution Date, the Tax Returns of IBT and Independent Bank have not been audited or examined and no such audit is currently pending or threatened.

(d)                                 No claim has ever been made in writing by a taxing authority in a jurisdiction where Tax Returns are not filed with respect either IBT or Independent Bank that IBT or Independent Bank may be subject to taxation by that jurisdiction.

(e)                                  Each of IBT and Independent Bank has complied in all material respects with all applicable Laws relating to the collection, withholding and remittance of Taxes.

(f)                                   Neither IBT or Independent Bank has entered into any “closing agreements” within the meaning of § 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) or been issued (or have any current request to be issued) any private letter rulings, technical advice memoranda or similar agreements or rulings with any taxing authority.

(g)                                  Neither IBT nor Independent Bank (i) has entered into, or has any obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement, or similar contract or arrangement (other than a lease, a loan or similar commercial agreement a primary purpose of which does not relate to Taxes) to indemnify any other Person with respect to Taxes that will require any payment by IBT or Independent Bank after the Execution Date, (ii) has been a member of an affiliated group within the meaning of Code § 1504(a) filing a consolidated federal income Tax Return (other than the affiliated group of which IBT is the common parent) or (iii) has any liability for the Taxes of any Person (other than IBT and Independent Bank) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(h)                                 Neither IBT or Independent Bank has been either a “distributing corporation” or a “controlled corporation” (within the meaning of § 355 of the Code) in a distribution intended to be governed by § 355 of the Code in the three (3) years prior to the Execution Date.

(i)                                     Neither IBT or Independent Bank has participated in any transaction that is or is substantially similar to a “listed transaction” under § 6011 of the Code and the Treasury regulations thereunder, or any other transaction requiring disclosure under analogous provisions of foreign, state or local Tax Law.

(j)                                    No Lien for Taxes exists with respect to any assets or properties of IBT or Independent Bank except for Liens for Taxes not yet due and delinquent.

(k)                                 Confidential Schedule 3.12(k) lists all U.S. federal, state, local, and foreign income Tax Returns filed with respect to IBT or Independent Bank for any Taxable period that is still open under the applicable statute of limitations and lists all Tax Returns not yet filed that are currently subject to an extension of time within which to file.  IBT has made available to VHI correct and complete copies of all U.S. federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by IBT and Independent Bank with respect to all Taxable periods that are still open under the applicable statute of limitations.

(l)                                     None of VHI, Veritex Bank or any of their affiliates (including, after the Merger, Independent Bank) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following as they may relate to IBT or Independent Bank: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under § 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in §7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under §1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(m)                             The terms “Tax” and “Taxes” mean (i) all U.S. federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon, (ii) any liability for the payment of any amount of a type described in clause (i) arising by operation of Law, Treasury Regulation § 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.  Additionally, the term “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes filed or required to be filed with a taxing authority, including any schedule or attachment thereto and including any amendment thereof.

Section 3.13.                          Insurance.  Confidential Schedule 3.13 contains a complete list of all policies of insurance, including fidelity and bond insurance, maintained as of the Execution Date by IBT and Independent Bank.  All such policies (a) are sufficient for compliance by IBT and Independent Bank, in all material respects, with all requirements of applicable Law and all agreements to which IBT and/or Independent Bank are parties, (b) are valid, outstanding and enforceable, except as enforceability may be limited by the Bankruptcy Exception, and (c) are presently in full force and effect, and no written notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon.  Neither IBT nor Independent Bank is in default with respect to the material provisions of any such policy or has failed to give any notice or present any known claim thereunder in a due and timely fashion.  Each material Property of IBT and Independent Bank is insured for the benefit of IBT and/or Independent Bank in amounts deemed adequate by IBT’s and Independent Bank’s respective management against risks customarily insured against.  Except as set forth in Confidential Schedule 3.13, there have been no claims under any policy of insurance (including fidelity bonds) of IBT and/or Independent Bank since June 30, 2011, and to the Best Knowledge of IBT, there are no facts that would reasonably be expected to form the basis of a claim under such policies of insurance.

Section 3.14.                          Proprietary Rights.  IBT and Independent Bank do not require the use of any material patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (collectively, “Proprietary Rights”) for the business or operations of IBT and Independent Bank that are not owned, held or licensed by IBT or Independent Bank.  Except as set forth in Confidential Schedule 3.14, IBT and Independent Bank have not received within the past three (3) years any written notice of infringement of or conflict with the rights of others with respect to the use by IBT or Independent Bank of Proprietary Rights, and there is no claim or action by any such Person pending or, to the Best Knowledge of IBT, threatened, with respect thereto.

Section 3.15.                          Transactions with Certain Persons and Entities.  Except as set forth in Confidential Schedule 3.15, neither IBT nor Independent Bank owes any amount to (excluding deposit liabilities), or has any loan, contract, lease, commitment or other obligation from or to, any of the present or former directors or officers, ten percent (10%) or greater holder of any security of IBT or any of their Affiliates (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) of IBT or Independent Bank, and none of such Persons owes any amount to IBT or Independent Bank.  There are no agreements, instruments, commitments, extensions of credit, Tax sharing or allocation agreements or other contractual agreements of any kind between or among IBT, whether on its own behalf or in its capacity as trustee or custodian for the funds of any Employee Plan, and any of its Affiliates.

Section 3.16.                          Evidences of Indebtedness.

(a)                                 All evidences of indebtedness that are reflected as assets of IBT and Independent Bank are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by the Bankruptcy Exception), and are not subject to any asserted or, to the Best Knowledge of IBT, threatened, defenses, offsets or counterclaims that may reasonably be asserted against IBT, Independent Bank or the present holder thereof.  The credit and collateral files of Independent Bank contain all material information (excluding general, local or national industry, economic or similar conditions) actually known to IBT or Independent Bank that is required to evaluate, in accordance with generally prevailing practices in the banking industry, the collectability of the loan portfolio of Independent Bank (including loans that will be outstanding if Independent Bank advances funds it is obligated to advance), except for items identified on Independent Bank’s internal exception list which has been made available to VHI.

(b)                                 Except as set forth in Confidential Schedule 3.16(b), IBT and Independent Bank are not party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the Execution Date; (ii) loan agreement, note or borrowing arrangement which has been classified as “substandard,”

“doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such Persons; or (iii)  loan agreement, note or borrowing arrangement in violation of any Law applicable to IBT or Independent Bank including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over IBT or Independent Bank and which violation is reasonably likely to result in a Material Adverse Change on the IBT or Independent Bank.  All loans classified substandard, doubtful, loss, nonperforming or problem loans internally by management of Independent Bank or any applicable Regulatory Agency are set forth on Independent Bank’s watch list, which is set forth in Confidential Schedule 3.16(b).  Notwithstanding anything to the contrary contained in this Section no representation or warranty is being made as to the sufficiency of collateral securing, or the collectability of, the loans of Independent Bank.

Section 3.17.                          Employee Relationships.  Each of IBT and Independent Bank has complied in all material respects with all applicable material Laws relating to its relationships with its employees, and IBT believes that the relationship between Independent Bank and its employees is satisfactory.  To the Best Knowledge of IBT, no key executive officer or manager of any of the operations of Independent Bank or any group of employees of Independent Bank has or have any present plans to terminate their respective employment with Independent Bank.  Confidential Schedule 3.17 also contains a list of all employees of Independent Bank and their respective annual base compensation.

Section 3.18.                          Condition of Assets.  All tangible assets used by IBT and Independent Bank are in good operating condition, ordinary wear and tear excepted, and conform, in all material respects, with all applicable Laws, whether federal, state or local.  None of the Independent Bank’s premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance or repairs that are not material in nature or cost.

Section 3.19.                          Environmental Compliance.  Except as set forth in Confidential Schedule 3.19:

(a)                                 IBT and Independent Bank and all of their Properties and operations are in material compliance with all applicable Environmental Laws.  IBT has not received any written notice of any past, present, or future conditions, events, activities, practices or incidents that would reasonably be expected to materially interfere with or prevent the compliance of IBT and Independent Bank with all applicable Environmental Laws.

(b)                                 IBT and Independent Bank have obtained all material permits, licenses and authorizations that are required under all applicable Environmental Laws.

(c)                                  No Hazardous Materials exist on, about or within any of the Properties, nor, to the Best Knowledge of IBT, have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties, except as would not be expected to have or cause a Material Adverse Change to IBT or Independent Bank.  The use that IBT and Independent Bank make of the Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties, except as would not be expected to have or cause a Material Adverse Change to IBT or Independent Bank.

(d)                                 There is no action, suit, proceeding, investigation, or inquiry before any Governmental Authority pending or, to the Best Knowledge of IBT, threatened, against IBT or Independent Bank relating in any way to any Environmental Law.  Independent Bank has no liability for remedial action under any Environmental Law.  IBT and Independent Bank have not received any written request for information by any Governmental Authority with respect to the condition, use or operation of any of the Properties nor has IBT or Independent Bank received any written notice from any Governmental Authority or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law (including any letter, notice or inquiry from any Person informing IBT or Independent Bank that it is or may be liable in any way under any Environmental Laws or requesting information to enable such a determination to be made).

Section 3.20.                          Regulatory Compliance.

(a)                                 Neither IBT nor Independent Bank is now nor has been, since September 1, 2012, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business or its compliance with Laws (each of the items set forth in the preceding clauses (i) through (vii), a “Regulatory Agreement”).  There are no pending or, to the Best Knowledge of IBT, threatened investigations by any Regulatory Agency that would reasonably result in a Regulatory Agreement with respect to IBT or Independent Bank.

(b)                                 Since January 1, 2012, all reports, records, registrations, statements, notices and other documents or information required to be filed by IBT and Independent Bank with any Regulatory Agency have been duly and timely filed and, to the Best Knowledge of IBT, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.

Section 3.21.                          Absence of Certain Business Practices.  Neither IBT nor Independent Bank nor, to the Best Knowledge of IBT, any of their respective officers, employees or agents, nor, to the Best Knowledge of IBT, any other Person acting on their behalf, has, directly or indirectly, since January 1, 2012, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of IBT or Independent Bank (or assist IBT or Independent Bank in connection with any actual or proposed transaction) that (a) may reasonably be expected to subject IBT or Independent Bank to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, may reasonably have resulted in a Material Adverse Change to IBT or Independent Bank, or (c) if not continued in the future may reasonably be expected to result in a Material Adverse Change to IBT or Independent Bank.

Section 3.22.                          Books and Records.  The minute books, stock certificate books and stock transfer ledgers of IBT and Independent Bank have been maintained in compliance in all material respects with all applicable legal requirements and good corporate governance practices.  The minute books of IBT and Independent Bank constitute an accurate record of all material corporate actions of their respective shareholders and board of directors and of all committees thereof.

Section 3.23.                          Forms of Instruments, Etc.  IBT has made and will make available to VHI copies of all of Independent Bank’s standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis in the ordinary course of its business.

Section 3.24.                          Fiduciary Responsibilities.  Each of IBT and Independent Bank has performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable Laws, agreements, instruments and common Law standards, where the failure to so perform would result in a Material Adverse Change to IBT or Independent Bank.

Section 3.25.                          Guaranties.  Except in the ordinary course of business, according to past business practices and in material compliance with applicable Law, IBT or Independent Bank have not guaranteed the obligations or liabilities of any other Person.

Section 3.26.                          Employee Benefit Plans.

(a)                                 Set forth on Confidential Schedule 3.26 is a complete and correct list of all “employee benefit plans” (as defined in § 3(3) of ERISA), all specified fringe benefit plans as defined in § 6039D of the Code, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plans, agreements, policies or understandings (whether written or oral, qualified or nonqualified), and any trusts, escrows or other agreements related thereto, which (a) are currently maintained or contributed to by IBT or Independent Bank, or with respect to which IBT or Independent Bank has any liability, or (b) provide benefits to any officer, employee, service provider (including employees and service providers provided to IBT or Independent Bank through a contractual agreement with a third-party professional employer organization (“IBT PEO”)), former officer, former employee or former service provider of IBT or Independent Bank, or the dependents of any thereof, regardless of whether funded or unfunded (herein collectively the “Employee Plans” and each individually an “Employee Plan”).  Confidential Schedule 3.26 designates the Employee Plans for which IBT or Independent Bank is the plan sponsor (“IBT Employee Plan”) and the Employee Plans for which an IBT PEO is the plan sponsor (“IBT PEO Employee Plan”).

(b)                                 Neither IBT nor Independent Bank has any liability or contingent liability with respect to any IBT PEO Employee Plan except to the extent that IBT or Independent Bank is contractually obligated to make payments to the IBT PEO for coverage under such IBT PEO Employee Plan.  As of the Execution Date, all such payments have been made.

(c)                                  No Employee Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA.  IBT has delivered or made available to VHI true, accurate and complete copies of the documents comprising each IBT Employee Plan and any related trust agreements, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”), any contracts with independent contractors (including actuaries and investment managers) that relate to any IBT Employee Plan, the Form 5500 filed with the IRS in each of the three (3) most recent plan years with respect to each IBT Employee Plan, and related schedules and opinions, and such other documents, records or other materials related thereto, as reasonably requested by VHI.  Each IBT Employee Plan has been materially maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code.  There have been no prohibited transactions (described under ERISA § 406 or § 4975(c) of the Code), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Employee Plans and related Funding Arrangements that would reasonably be expected to subject VHI, Veritex Bank, IBT or Independent Bank to any material taxes, penalties or other liabilities.  Each Employee Plan that is represented to be qualified under § 401(a) of the Code (i) has a current favorable determination or opinion letter, (ii) has been timely amended as required by applicable Laws and (iii) has not been amended or operated in a manner which would adversely affect its qualified status.  All reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each IBT Employee Plan have been timely and completely filed or distributed.  Each IBT Employee Plan has been operated in material compliance with applicable Law or in accordance with its terms.  There are no pending claims, lawsuits or administrative or governmental actions relating to any IBT Employee Plan (other than ordinary course claims for benefits) and, to the Best Knowledge of IBT, none are threatened.  Neither IBT nor Independent Bank has any liability for post-retirement or post-employment welfare benefits under any IBT Employee Plan, except for coverage required by Part 6 of Title I of ERISA or § 4980B of the Code, or similar state Laws, the cost of which is borne by the insured individuals.  No written or, to the Best Knowledge of IBT, oral representations have been made by IBT or Independent Bank to any employee, service provider, former employee or former service provider of IBT or Independent Bank (including service providers provided to IBT or Independent Bank through a contractual arrangement with an IBT PEO), promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such Person, their dependent, or any beneficiary for any period of time beyond the end of the current plan year or beyond termination of employment (except to the extent of coverage required under § 4980B of the Code or applicable state Law).  Compliance with FAS 106 will not create any material change to the IBT Financial Statements or the Independent Bank Call Reports.  There are no contracts or arrangements providing for payments that will be nondeductible or subject to excise Tax under § § 4999 or 280G of the Code, nor will VHI or Veritex Bank be required to “gross up” or otherwise compensate any Person because of the limits contained in such Code sections.  There are no material surrender charges, penalties, or other costs or fees that would reasonably be expected to be imposed by any Person against IBT, Independent Bank, an Employee Plan, or any other Person, including an Employee Plan participant or beneficiary, as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Employee Plan.

(d)                                 With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or in the past six (6)

years, by any trade or business with which IBT or Independent Bank is required by any of the rules contained in the Code or ERISA to be treated as a single employer (“Controlled Group Plans”):

(i)                                     all Controlled Group Plans which are “group health plans” (as defined in the Code and ERISA) have been operated before the Closing such that failures to operate such group health plans in compliance, in all material respects, with Part 6 of Subtitle B of Title 2 of ERISA and § § 4980B and 4980D of the Code would not reasonably be expected to subject IBT or Independent Bank to material liability;

(ii)                                  there is no Controlled Group Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA), nor has there been a Controlled Group Plan that is a defined benefit plan in the last six (6) calendar years; and

(iii)                               there is no Controlled Group Plan that is a “multiple employer plan” or “multi-employer plan” (as either such term is defined in ERISA), nor has there been a Controlled Group Plan that is either a multiple employer plan or multi-employer plan since 2007.

(e)                                  All IBT Employee Plan documents, annual reports or returns, audited or audited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the IBT Employee Plans are correct, complete, and current in all material respects, have been timely filed, and there have been no material changes in the information set forth therein.

(f)                                   All contributions (including all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due have been made with respect to each IBT Employee Plan.

(g)                                  Each IBT Employee Plan that is a nonqualified deferred compensation arrangement satisfies the requirements of § 409A of the Code, to the extent applicable, in form and operation.

Section 3.27.                          No Excess Parachute Payments.  Except as set forth in Confidential Schedule 3.27, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director or consultant of IBT or Independent Bank to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or consultant.  No amount, whether in cash or property or vesting of property, that will be received by or benefit provided to, any officer, director or employee of IBT, Independent Bank or any of their respective Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation § 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect will be an “excess parachute payment” (as such term is defined in § 280G(b)(1) of the Code) as a result of the transactions contemplated by this Agreement, either alone or in combination with another event; and no such Person is entitled to receive any additional payment from IBT, Independent Bank, or VHI if the excise Tax of § 4999(a) of the Code is imposed on such Person.

Section 3.28.                          Compliance with Laws, Permits and Instruments.

(a)                                 IBT and Independent Bank are in compliance with all applicable Laws, except where the failure, whether individually or in the aggregate, to be so in compliance is not reasonably expected to cause a Material Adverse Change to IBT or Independent Bank.  IBT and Independent Bank, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as now being conducted.  Independent Bank is designated as a small bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory”.

(b)                                 Independent Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A.  Patriot Act, the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 U.S.C. § 4002, et seq.), and all regulations promulgated thereunder.  Independent Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Independent Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS.  Independent Bank has timely filed all Suspicious Activity Reports with the Financial Institutions — Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the Laws referenced in this Section 3.28(b).  Since September 1, 2012, IBT has not received any written notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any written notice of any, and to the Best Knowledge of Independent Bank there is no, threatened administrative inquiry, proceeding or investigation with respect to its compliance with such Laws.

(c)                                  All loans of Independent Bank have been made in compliance in all material respects with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including the Texas usury statutes as currently interpreted, Regulation Z (12 C.F.R. § 226 et seq.) issued by the Board of Governors of the Federal Reserve System (“FRB”), the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.), the Texas Consumer Credit Code (Tex. Rev. Civ. Stat.  Ann. Art. 5062-2.01, et seq.) and all statutes governing the operation of banks operating in the State of Texas.  Each such loan was made by Independent Bank in the ordinary course of its lending business.

(d)                                 All real property owned or operated by IBT and Independent Bank and the use thereof is in compliance with all applicable Laws, including building, zoning and other Laws, except where the failure, whether individually or in the aggregate, to be so in compliance would not reasonably be expected to cause a Material Adverse Change to IBT or Independent Bank.

Section 3.29.                          Data Processing Agreements.  Independent Bank obtains its data processing services, ATM, and other information technology services exclusively through the contracts or agreements with the Persons described on Confidential Schedule 3.29 (“DP Contracts”).  A true and correct executed copy of each DP Contract, as in effect as of the Execution Date, has been provided to VHI.  Other than the DP Contracts, IBT has no agreement with any other Person for data processing, ATM or other technology services.

Section 3.30.                          Dissenting Shareholders.  To the Best Knowledge of IBT, there is no plan or intention on the part of any shareholders of IBT to exercise their appraisal rights in the manner provided by applicable Law.

Section 3.31.                          Business Combination.  This Agreement and the transactions contemplated hereby are exempt from the requirements of Subchapter M of Chapter 21 of the TBOC and any other applicable state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares.

Section 3.32.                          Convertible Debt.  IBT is current on all interest due and payable on the Convertible Debt.  As of the Effective Time, the Convertible Debt shall be terminated in its entirety as a result of the conversion of all of the Convertible Debt into IBT Shares pursuant to its terms, and all interest shall have been paid and IBT and Independent Bank shall have no liability with respect thereto.

Section 3.33.                          Fairness Opinion.  Before the execution of this Agreement, IBT has received an oral opinion from Commerce Street Capital LLC, which will be followed by a written opinion, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the consideration to be received by the shareholders of IBT pursuant to this Agreement is fair to such shareholders from a financial point of view.  Such opinion has not been amended or rescinded.

Section 3.34.                          Brokerage Fees and Commissions.  Other than as set forth in Confidential Schedule 3.34, no agent, representative or broker has represented IBT or Independent Bank in connection with the transactions described in this Agreement.

Section 3.35.                          Representations Not Misleading.  No representation or warranty by IBT and Independent Bank contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading.  To the Best Knowledge of IBT, all written statements, exhibits, schedules, and other documents furnished to VHI by IBT or Independent Bank as part of the due diligence for this Agreement are accurate in all material respects.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF VHI

VHI hereby makes the following representations and warranties to IBT, as qualified, if necessary, by the Disclosure Schedules (“VHI Disclosure Schedules”) referenced herein.

Section 4.01.                          Organization.

(a)                                 VHI is a registered bank holding company under the BHC Act.  VHI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas.  VHI has all requisite corporate power and authority to its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified or where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Change to VHI.  True and complete copies of the Certificate of Formation and bylaws of VHI, as amended to date, have been made available to IBT.

(b)                                 Veritex Bank is a Texas banking association, duly organized, validly existing and in good standing under the Laws of the State of Texas and the United States.  Veritex Bank has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it.  True and complete copies of the Articles of Association and bylaws of Veritex Bank, as amended to date, have been made available to IBT.  Veritex Bank is an insured bank as defined in the FDIA.

Section 4.02.                          Capitalization.

(a)                                 The authorized capital of VHI consists of 75,000,000 common shares, $0.01 par value per share, of which 9,494,691 shares are issued and outstanding as of the Execution Date and 10,000,000 preferred shares, $0.01 per share, of which 8,000 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C, were issued and outstanding as of the Execution Date.  Except as set forth on Confidential Schedule 4.02, to the knowledge of VHI there are no shareholder agreements, voting trusts or similar agreements relating to the VHI Shares.  All of the issued and outstanding VHI Shares have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person.  All of the VHI Shares have been issued in material compliance with the securities Laws of the United States and other jurisdictions having applicable securities Laws.  There are no restrictions applicable to the payment of dividends on the VHI Shares except pursuant to applicable Laws, and all dividends declared before the Execution Date have been paid.

(b)                                 All of the outstanding shares of capital stock or other securities evidencing ownership of Veritex Bank are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person and have been issued in material compliance with applicable securities Laws.  VHI is the sole beneficial and record owner of all of the issued and outstanding shares of capital stock of Veritex Bank, free and clear of all Liens of any kind or character and no other Person has any equity or other ownership interest in Veritex Bank.

Section 4.03.                          Execution and Delivery.  VHI has full corporate power and authority to execute and deliver this Agreement and the other agreements to which VHI is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other agreements to which VHI is a party that are contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the VHI Board.  Other than the adoption and approval of the Bank Merger Agreement by the Veritex Bank Board and by VHI, as its sole shareholder, no other corporate proceedings or approvals are necessary on the part of VHI to approve this Agreement or the other agreements to which VHI is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby.  This Agreement and the other agreements and documents contemplated hereby to which VHI is a party have been, or at Closing will be, duly and validly executed and delivered to IBT, and each constitutes or at Closing will constitute a valid and binding obligation of VHI, enforceable against VHI in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 4.04.                          No Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by VHI or Veritex Bank with any of the terms or provisions hereof (if the required regulatory and shareholder approvals and any requisite consents of third parties are obtained) will (a) violate any provision of the charters, articles, certificates or bylaws of VHI or Veritex Bank; (b) violate any Law applicable to VHI or Veritex Bank or any of their respective properties or assets; (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of VHI, or Veritex Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which VHI or Veritex Bank is a party, or by which VHI or Veritex Bank or any of their respective properties, assets or business activities, may be bound or subject excluding from the foregoing clause (c), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not be reasonably expected to result in a Material Adverse Change to VHI.

Section 4.05.                          Litigation.  Except as disclosed in Confidential Schedule 4.05, neither VHI nor Veritex Bank are parties to any, and there are no pending or, to the Best Knowledge of VHI, threatened, Proceedings of any nature against VHI or Veritex Bank which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change to VHI, nor, to the Best Knowledge of VHI, is there any basis for any proceeding, claim or any action against VHI or Veritex Bank that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change to VHI.  There is no injunction, order, judgment or decree imposed upon VHI or Veritex Bank or the assets or properties of VHI or Veritex Bank that has resulted in, or is reasonably likely to result in, a Material Adverse Change to VHI.

Section 4.06.                          Compliance with Laws, Permits and Instruments.  VHI and its Subsidiaries are in compliance with all applicable Laws applicable to them except where the failure, whether individually or in the aggregate, to be so in compliance is not reasonably expected to cause a Material Adverse Change to VHI.  VHI and Veritex Bank, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as now being conducted.  VHI is in material compliance with all applicable listing and corporate governance rules of the NASDAQ Stock Market, Inc. Global Market System (“NASDAQ”).

Section 4.07.                          Governmental Consents and Approvals.

(a)                                 Except for regulatory and other approvals as disclosed in Confidential Schedule 4.07, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of VHI in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by VHI of the transactions contemplated hereby or thereby.

(b)                                 VHI is “well capitalized” as defined by federal regulations as of the Execution Date.  Veritex Bank has a Community Reinvestment Act rating of “satisfactory”.  Neither VHI nor Veritex Bank is subject to any Regulatory Agreement, nor is VHI aware of any circumstance or event that would reasonably result in a Regulatory Agreement with respect to VHI or Veritex Bank.  VHI reasonably believes that it will be able to obtain all requisite regulatory approvals necessary to consummate the Merger.

Section 4.08.                          SEC Filings; Financial Statements; Call Reports.

(a)                                 VHI has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since October 8, 2014. As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 VHI has furnished or made available to IBT true and complete copies of its (i) registration statement on Form S-1 (No. 333-198484), as amended, as filed with the SEC, which contains VHI’s audited consolidated financial statements as of and for the years ended December 31, 2013 and 2012, and (ii) Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, as filed with the SEC, which contain VHI’s unaudited consolidated financial statements as of and for the quarter and interim period ended September 30, 2014. The financial statements referred to above included in the registration statement on Form S-1 and the unaudited financial statements included in the Quarterly Report on Form 10-Q are collectively referred to herein as the “VHI Financial Statements.”

(c)                                  Each of the VHI Financial Statements fairly presents in all material respects the financial position and results of operation of VHI at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

(d)                                 As of the dates of the VHI Financial Statements and as of the Execution Date, neither VHI nor Veritex Bank had any material liabilities, fixed or contingent, except (i) as fully set forth or provided for in such VHI Financial Statements or otherwise disclosed in this Agreement, (ii) liabilities incurred in the ordinary course of business of VHI since September 30,

2014, and (iii) liabilities incurred in connection with the negotiation and execution of this Agreement and the performance of the transactions contemplated hereby

(e)                                  VHI has not been notified by its independent public accounting firm that such accounting firm is of the view that any of financial statements should be restated which has not been restated in subsequent financial statements or that VHI should modify its accounting in future periods.

(f)                                   VHI has made available to IBT true and complete copies of the Reports of Condition and Income for Veritex Bank filed during 2014 and 2013 and the Reports of Condition and Income for Veritex Bank filed during 2015 prior to the Execution Date (“Veritex Bank Call Reports”).  Each of the Veritex Bank Call Reports fairly presents, in all material respects, the financial position of Veritex Bank and the results of its operations at the dates and for the periods indicated therein in conformity, in all material respects, with the instructions for the preparation of Veritex Bank Call Reports as promulgated by applicable regulatory authorities.

Section 4.09.                          Absence of Certain Changes.  Since December 31, 2014, (a) VHI and Veritex Bank have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to result in, a Material Adverse Change to VHI.

Section 4.10.                          Internal Controls.  VHI has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed with the reasonable expectation that material information relating to VHI, including its consolidated Subsidiaries, required to be disclosed by VHI in the reports that it files or submits under the Exchange Act since October 8, 2014, is accumulated and communicated to VHI’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective with the reasonable expectation that information required to be disclosed by VHI in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Since October 8, 2014, the principal executive officer and the principal financial officer of VHI have made all certifications required by the Exchange Act and any related rules and regulations promulgated by the SEC which are applicable to an “Emerging Growth Company” with respect to the VHI SEC Reports, and the statements contained in such certifications are complete and correct. To the Best Knowledge of VHI, there are no facts or circumstances that would prevent VHI’s chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations promulgated by the SEC which are applicable to an “Emerging Growth Company,” without qualification as to a material weakness, when next due.

Section 4.11.                          Undisclosed Liabilities.  VHI and Veritex Bank have no material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any employee plan or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the VHI Financial Statements or the

Veritex Bank Call Reports, except (a) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past business practices since December 31, 2014, (b) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (c) liabilities, obligations and expenses as disclosed on Confidential Schedule 4.11.

Section 4.12.                          Financing.  VHI has, or at the Closing will have, sufficient cash on hand which is uncommitted as to any other use, or a credit facility with sufficient availability, to pay the Cash Consideration.

Section 4.13.                          Brokerage Fees and Commissions.  Other than as set forth in Confidential Schedule 4.11, no agent, representative or broker has represented VHI or Veritex Bank in connection with the transactions described in this Agreement.

Section 4.14.                          Representations Not Misleading.  No representation or warranty by VHI contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading.  To the Best Knowledge of VHI, all written statements, exhibits, schedules, and other documents furnished to IBT by VHI or Veritex Bank as part of the due diligence for this Agreement are accurate in all material respects.

ARTICLE V
COVENANTS OF IBT

IBT covenants and agrees with VHI as follows:

Section 5.01.                          Commercially Reasonable Efforts.  IBT will use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 5.02.                          Information for Regulatory Applications and Registration Statement.

(a)                                 To the extent permitted by applicable Law, IBT shall furnish VHI with all information concerning IBT that is required for inclusion in any application, statement or document to be made or filed by VHI with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement.  IBT shall prepare and furnish to VHI such information relating to IBT and its directors, officers and shareholders as may be reasonably required to comply with SEC rules and regulations in connection with the Registration Statement.  IBT shall fully cooperate with VHI in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement. IBT shall cooperate with VHI and VHI’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor and in taking such other actions in connection with the Registration Statement and the Proxy Statement.  IBT shall have the right to review in advance, and to the extent practicable consult with VHI, in each case subject to applicable Laws relating to the exchange of information, with respect to all written information submitted to any third party or any federal or Texas Governmental Authority in connection with the transactions contemplated by this Agreement, but VHI shall not be required to provide IBT with confidential portions of any filing with a federal or state regulatory or Governmental Authority.  In exercising the foregoing right, IBT agrees to act reasonably and as promptly as practicable.

(b)                                 None of the information supplied by IBT for inclusion in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, (ii) the Proxy Statement and any amendment or supplement thereto, at the date(s) of mailing to shareholders and at the time of the IBT Meeting, and (iii) any other filings made under applicable federal or Texas banking or securities Laws, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  IBT further agrees that if it shall become aware before the Effective Time of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform VHI thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

Section 5.03.                          Shareholder Approval.

(a)                                 The IBT Board shall, as soon as practicable, duly call, give notice of, and cause to be held, a meeting of its shareholders (the “IBT Meeting”) at such time as may be mutually agreed to by the parties and will direct that this Agreement and the transactions contemplated hereby be submitted to a vote at the IBT Meeting.  Specifically, the IBT Board will present for the consideration of IBT shareholders a proposal to approve and adopt this Agreement and the Merger and the transactions contemplated hereby.  The IBT Board will (i) cause proper notice of the IBT Meeting to be given to the IBT shareholders in compliance with applicable Law, (ii) distribute to the IBT shareholders the Proxy Statement, (iii) recommend by the affirmative vote of the IBT Board a vote in favor of approval of the proposals set forth in this Section 5.03, subject to Section 5.03(b), and (iv) perform such other acts as may reasonably be necessary to ensure that shareholder approval of the proposals set forth in this Section 5.03 are obtained.  IBT shall print and commence the mailing (at its expense) of the Proxy Statement to its shareholders on or before the fifth (5th) Business Day after the date that the Registration Statement is declared effective and a final prospectus (relating to the Registration Statement) and Proxy Statement is on file with the SEC before such mailing.

(b)                                 Notwithstanding the foregoing, IBT and the IBT Board are permitted to change its recommendation as contemplated by this Section 5.03(b) (“Change in Recommendation”) if and only to the extent that:

(i)                                     IBT, Independent Bank and the IBT Representatives have complied in all material respects with Section 5.09;

(ii)                                  the IBT Board, after consultation with its outside counsel, has determined in good faith that failure to make a Change in Recommendation would reasonably be expected to result in a violation of its fiduciary duties under applicable Law; and

(iii)                               if the IBT Board intends to make a Change in Recommendation after IBT has received an Acquisition Proposal, (A) the IBT Board has concluded in good faith, after giving effect to all of the adjustments which may be offered by VHI pursuant to subclause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) IBT shall notify VHI, at least five (5) Business Days in advance, of its intention to make a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to VHI a written description of the material terms of the Superior Proposal and copies of such other material documents that IBT is not required to keep confidential, and (C) before making such a Change in Recommendation, IBT shall, and shall cause its financial and legal advisors to, during the period after IBT’s delivery of the notice referred to in subclause (B) above, negotiate with VHI in good faith for a period of up to five (5) Business Days (to the extent VHI desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

Section 5.04.                          Affirmative Covenants.  Except as otherwise permitted or required by this Agreement, from the Execution Date until the Effective Time, IBT shall and shall cause Independent Bank to:

(a)                                 maintain its corporate existence in good standing;

(b)                                 maintain the general character of its business and conduct its business in its ordinary and usual manner;

(c)                                  extend credit only in accordance with existing lending policies and practices;

(d)                                 use commercially reasonable efforts to (i) preserve its business organization intact; (ii) retain the services of its present employees, officers, directors and agents; (iii) retain its present customers, depositors, suppliers and correspondent banks; and (iv) preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

(e)                                  use commercially reasonable efforts to obtain any approvals or consents required to maintain all existing contracts, leases and documents relating to or affecting its assets, Properties and business;

(f)                                   maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other Properties owned, leased or used by it (whether under its control or the control of others) in good operating repair and condition, ordinary wear and tear excepted;

(g)                                  comply in all material respects with all Laws and permits applicable to its Properties and operations, the non-compliance with which would reasonably be expected to cause a Material Adverse Change to IBT or Independent Bank;

(h)                                 timely file all Tax Returns required to be filed by it and promptly pay all Taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable;

(i)                                     withhold from each payment made to each of its employees the amount of all Taxes required to be withheld therefrom and pay the same to the appropriate Governmental Authority;

(j)                                    continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;

(k)                                 account for all transactions in accordance with GAAP (unless otherwise instructed by RAP, in which instance account for such transaction in accordance with RAP) specifically without limitation paying or accruing for by the Closing Date all liabilities, obligations, costs, and expenses owed or incurred by IBT or Independent Bank on or before the Closing Date;

(l)                                     perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, Properties and business, except such obligations as it may in good faith dispute;

(m)                             maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion; and

(n)                                 timely file all reports required to be filed with Governmental Authorities and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate proceedings.

Section 5.05.                          Negative Covenants.  From the Execution Date through the earlier of the Closing or termination of this Agreement, without the prior written consent of VHI, IBT shall not and IBT shall cause Independent Bank to not:

(a)                                 intentionally take any action that would reasonably be expected to result in a Material Adverse Change to IBT or Independent Bank;

(b)                                 take or fail to take any action that could reasonably be expected to cause the representations and warranties made in ARTICLE III to be inaccurate in any material respect at the time of the Closing or preclude IBT from making such representations and warranties at the time of the Closing;

(c)                                  declare, set aside or pay or obligate it to pay any dividend or other distribution with respect to its capital except that Independent Bank may pay dividends to IBT;

(d)                                 enter into, alter, amend, renew or extend any contract or commitment which would result in an obligation of IBT or Independent Bank to make payments in excess of

$10,000, except for loans and extensions of credit in the ordinary course of business which are subject to the provisions of Section 5.05(y) and Section 5.05(z);

(e)                                  mortgage, pledge or subject to Lien any of its Properties, business or assets, tangible or intangible except (i) statutory Liens not yet delinquent, (ii) consensual landlord Liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and Properties disposed of for fair value since December 31, 2014;

(f)                                   cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that in effect as of the Execution Date;

(g)                                  incur any indebtedness, obligation or liability, whether absolute or contingent, other than the receipt of deposits and trade debt or except in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement or any of the agreements or documents contemplated hereby;

(h)                                 discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business and consistent with past practices in an amount greater than $50,000 in the aggregate;

(i)                                     issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto, except to the extent any commitment to do so is outstanding as of the Execution Date, all of which are set forth in Confidential Schedule 5.05(i);

(j)                                    amend or otherwise change its Articles of Incorporation/Association, charter, or bylaws;

(k)                                 subject to Section 5.05(l) sell, transfer, lease to others or otherwise dispose of any material amount of its assets or Properties, discount or arrange for a payoff of a charged off or deficiency credit, cancel or compromise any material debt or claim, or waive or release any right or claim other than in the ordinary course of business and consistent with past practices; provided, however, that any such transaction involving amounts in excess of $10,000 shall be deemed to not be in the ordinary course of business;

(l)                                     sell, transfer or otherwise dispose of its loans that are guaranteed by the Small Business Administration (the “SBA Loans”) other than in the ordinary course of business and consistent with past practices, provided, however, that the sale, transfer or disposal of the guaranteed portion of such loans in an aggregate amount that would generate income in excess of $200,000 each calendar quarter beginning January 1, 2015, shall be deemed to not be in the ordinary course provided, further that such amount shall be prorated to the extent the Closing Date occurs on other than a calendar quarter end;

(m)                             except in the ordinary course of the business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other third Person;

(n)                                 sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(o)                                 except for salary increases in the ordinary course of business and materially consistent with past practices of IBT or Independent Bank, payment of employee bonuses at Closing which are set forth on Confidential Schedule 5.05(o) and which have been fully accrued as an expense and reflected in the calculation of Tangible Book Value (and which bonuses shall not be deemed Transaction Expenses for purposes hereof), or benefits under the terms of an Employee Plan, (i) make any material change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, (ii) pay or agree to or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or (iii) enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate (other than amendments required by applicable Law or termination of the Employee Plans contemplated by this Agreement) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

(p)                                 engage in any transaction with any Affiliate except in the ordinary course of business and consistent with past practices;

(q)                                 except for stock of the Federal Reserve Bank of Dallas and the Federal Home Loan Bank of Dallas acquired in the ordinary course of business, acquire any capital or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity, except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies, or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person;

(r)                                    except as contemplated by this Agreement, terminate, cancel or surrender any contract, lease or other agreement or suffer or unreasonably permit any damage, destruction or loss which, in any case or in the aggregate, may reasonably be expected to result in a Material Adverse Change to IBT or Independent Bank;

(s)                                   dispose of, or enter into any settlement regarding the breach of infringement of permit to lapse, transfer or grant any rights under, or knowingly breach or infringe upon, any United States or foreign license or Proprietary Right or materially modify any existing rights with respect thereto;

(t)                                    make any capital expenditures, capital additions or betterments except in the ordinary course of business consistent with past practices;

(u)                                 hire or employ any new officer or hire or employ any new non-officer employee, other than to replace non-officer employees;

(v)                                 make any, or acquiesce with any, change in financial accounting methods, principles or material practices, except as required by GAAP or RAP, including without limitation making any “reverse provision for loan losses” or other similar entry or accounting method that would reduce the allowance for loan and lease losses of Independent Bank;

(w)                               pay a rate on deposits at Independent Bank materially higher than is consistent with the ordinary course of business and consistent with past practices;

(x)                                 make any new loan to a single borrower and his related interests except in the ordinary course of business consistent with Independent Bank’s loan policy and past practices; provided that for purposes of additional diligence, at least one (1) Business Day prior to the date of a director loan committee meeting required by Independent Bank’s loan policy to approve a loan in excess of $250,000, IBT shall provide to VHI the information regarding such loan; and further IBT shall provide to VHI a weekly written report of all loans made, renewed, or modified by Independent Bank;

(y)                                 renew, extend the maturity of, or alter the material terms of any loan except in compliance with Independent Bank’s existing policies and procedures and consistent with past practices;

(z)                                  renew, extend the maturity of, or alter any of the material terms of any loan classified as “OAEM”, “substandard” or “doubtful” except as set forth in Schedule 3.10;

(aa)                          sell (but payment at maturity or prepayment is not deemed a sale) Investment Securities or purchase Investment Securities, other than U.S. Treasuries with a maturity of two (2) years or less; or

(bb)                          institute, settle or agree to settle, any litigation, action or proceeding before any Governmental Authority other than routine collection suits instituted by Governmental Authorities to collect amounts owed or suits in which the amount in controversy is less than $10,000;

(cc)                            make or incur Transaction Expenses in excess of the amounts of the Budgeted Transaction Expenses;

(dd)                          redeem, purchase or otherwise acquire or obligate it to acquire, directly or indirectly, any of its capital or other securities;

(ee)                            (i) make, change or revoke any material Tax election, (ii) change any material method of Tax accounting, (iii) enter into any closing agreement or settle, compromise or abandon any material audit or other proceeding relating to Taxes, or (iv) file any material amended Tax Return; or

(ff)                              take or agree to take any action that would prevent the Merger from constituting a reorganization within the meaning of § 368(a) of the Code.

(gg)                            entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (ff) above.

Section 5.06.                          Access; Pre Closing Investigation.  To the extent permitted by applicable Law, IBT shall afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of VHI full access during regular business hours to all of the books, contracts, commitments, personnel and records of IBT and Independent Bank, and furnish to VHI during such period all such information concerning IBT and Independent Bank and their affairs as VHI may reasonably request, so that VHI may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of IBT and Independent Bank, including access sufficient to verify the value of the assets and the liabilities of IBT and Independent Bank and the satisfaction of the conditions precedent to VHI’s obligations described in ARTICLE VIII; provided, however, that VHI shall request permission for all such access reasonably in advance and all such access shall be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of IBT and Independent Bank.  IBT agrees at any time, and from time to time, to furnish to VHI as soon as practicable, any additional information that VHI may reasonably request.  No investigation by VHI or its representatives shall affect the representations and warranties set forth herein; provided, however, that VHI shall promptly notify IBT to the extent that VHI’s investigation determines that any of the representations and warranties by IBT set forth in ARTICLE III are untrue.

Section 5.07.                          Obligation to Provide Information from IBT and Subsidiary Meetings.  In order to facilitate the continuing interaction of VHI with IBT and Independent Bank, and in order to keep VHI and IBT fully advised of all ongoing activities of each other, subject to the limitations in this Section 5.07, the Parties agree as follows: (a) on the first and third Thursday of each month between the Execution Date and the Closing Date, IBT will provide VHI with all materials (except as otherwise provided herein) from that month’s meeting(s) of the boards of directors of IBT and the committees thereof and, if applicable, its Subsidiaries; and (b) at a time mutually agreed upon by VHI and IBT after such provision of materials, (i) IBT’s chairman and its president and chief executive officer will meet telephonically or in person with up to three (3) representatives of VHI to provide an overview of such materials and the underlying meetings, and (ii) such VHI representative(s) will provide an update to IBT’s chairman and president and chief executive officer on matters pertaining to Regulatory Approvals, including status of filings, applications and correspondence related thereto.  Such VHI representatives and such officers of IBT (and its Subsidiaries, as applicable) shall be bound by the Parties’ respective confidentiality obligations under this Agreement and shall not be provided with materials or information regarding, any session or meeting during which the discussion relates to (x) matters involving this Agreement, (y) information or material which IBT or one of its Subsidiaries is required or obligated to maintain as confidential under applicable Laws, or (z) pending or threatened litigation or investigations if, in the opinion of counsel to VHI or one of its Subsidiaries, as the case may be, the presence of such representative(s) would adversely affect the confidential nature of or any privilege relating to any matters to be discussed.  No information provided to a representative of VHI as contemplated under this Section 5.07 or knowledge gained or deemed to have been gained by virtue of such information will affect any of the representations and warranties in this Agreement made by IBT.  If the transactions contemplated by this Agreement are disapproved by any Governmental Body whose approval is required or if this Agreement is otherwise terminated before the Effective Time, then VHI’s representatives will no longer be entitled to such information.

Section 5.08.                          Notifications.  IBT shall promptly notify VHI in writing:

(a)                                 If IBT becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any material written information provided by IBT to VHI, any schedule to this Agreement or any representation or warranty made by IBT in this Agreement or that results in IBT’s failure to comply with any covenant, condition or agreement contained in this Agreement;

(b)                                 any litigation, or of any claim, controversy or contingent liability that is reasonably expected to become the subject of litigation, against IBT or Independent Bank or affecting any of their Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change to IBT or Independent Bank.  IBT shall promptly notify VHI of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Best Knowledge of IBT, threatened against IBT or Independent Bank that (i) questions or would reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by IBT or Independent Bank pursuant hereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby; and

(c)                                  if any change shall have occurred or, to the Best Knowledge of IBT, been threatened (or any development shall have occurred or, to the Best Knowledge of IBT, been threatened involving a prospective change) in the business, financial condition or operations of IBT and/or Independent Bank that has resulted in or would reasonably be expected to result in a Material Adverse Change to IBT or Independent Bank.

No notification by IBT under this Section 5.08 shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 5.09.                          No Negotiation with Others.

(a)                                 IBT agrees that it shall not, and that it shall cause Independent Bank and the respective employees, directors, officers, financial advisors and agents of IBT and Independent Bank (collectively, “IBT Representatives”) not to (i) solicit, knowingly encourage, initiate or participate in any negotiations or discussions with any third party (except for the limited purpose of notifying such Person of the existence of the provisions of this Section 5.09)

regarding an Acquisition Proposal, whether by acquisition, business combination, purchase of securities or assets or otherwise; (ii) disclose to any third party any information concerning the business, Properties, books or records of IBT or Independent Bank in connection with any Acquisition Proposal, other than as provided herein or as compelled by Law; or (iii) cooperate with any third party to make any Acquisition Proposal, other than the sale by Independent Bank of assets in the ordinary course of business consistent with past practices.  Promptly upon receipt of any unsolicited offer, IBT will communicate to VHI the terms of any proposal or request for information and the identity of the parties involved.

(b)                                 Notwithstanding anything to the contrary contained in this Section 5.09, if at any time after the Execution Date and before the Closing, IBT and the IBT Representatives, having each theretofore complied with the terms of Section 5.09(a), receives a bona fide, unsolicited written Acquisition Proposal, IBT and the IBT Representatives may engage in negotiations and discussions with, and furnish any information and other access (so long as all such information and access has previously been made available to VHI or is made available to VHI before or concurrently with the time such information or access is made available to such Person) to, any Person making such Acquisition Proposal if, and only if, the IBT Board determines in good faith, after consultation with outside legal and financial advisors, that (i) such Acquisition Proposal is or is reasonably capable of becoming a Superior Proposal and (ii) the failure of the IBT Board to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the IBT shareholders; but before furnishing any material nonpublic information, IBT shall have received from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Letter of Intent entered into with VHI on January 30, 2015, which confidentiality agreement shall not prohibit IBT from complying with the terms of this Section 5.09.  IBT will promptly, and in any event within two (2) Business Days, (x) notify VHI in writing of the receipt of such Acquisition Proposal or any request for nonpublic information relating to IBT or for access to the Properties, books or records of IBT by any Person that has made, or to the Best Knowledge of IBT may be considering making, an Acquisition Proposal and (y) communicate the material terms of such Acquisition Proposal to VHI, including as they may change upon any modification or amendment to the terms thereof.  IBT will keep VHI reasonably apprised of the status of and other matters relating to any such Acquisition Proposal on a timely basis.

(c)                                  Nothing contained in this Section 5.09 shall prevent IBT or the IBT Board from (i) taking the actions provided in Section 5.03(b) or Section 5.09(b), (ii) responding to an unsolicited bona fide Acquisition Proposal for the sole purpose of clarifying the terms and conditions of the Acquisition Proposal, (iii) informing any Person who submits an unsolicited bona fide Acquisition Proposal of IBT’s obligations pursuant to Section 5.09(a), or (iv) in consultation with outside counsel, complying with its disclosure obligations under federal or state Law in connection with a Change in Recommendation.

Section 5.10.                          Non-Governmental Consents and Approvals.  IBT shall use commercially reasonable efforts to obtain all consents and approvals from third parties listed on Confidential Schedule 3.04.  IBT will cooperate in all commercially reasonable respects with VHI to obtain all such approvals and consents required of VHI.

Section 5.11.                          Environmental Investigation; Right to Terminate Agreement.

(a)                                 VHI and its consultants, agents and representatives, at the sole cost and expense of VHI, shall have the right to the same extent that IBT has the right, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”).  VHI shall notify IBT in writing before any Environmental Inspection, and IBT may place reasonable restrictions on the time of such Environmental Inspection.  If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by VHI, VHI shall (i) notify IBT in writing of any Property for which it intends to conduct such a Secondary Investigation and the reasons for the Secondary Investigation, and (ii) at the sole cost and expense of VHI, commence the Secondary Investigation.  VHI shall give reasonable written notice to IBT of the Secondary Investigation, and IBT may place reasonable time and place restrictions on the Secondary Investigation.

(b)                                 VHI shall make available to IBT the results and reports of such Environmental Inspections and Secondary Investigations promptly after VHI receives or is advised of such results.  VHI shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey.  If this Agreement is terminated, except as otherwise required by Law, reports to any Governmental Authority of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall not be made by VHI.  VHI shall make no such report before Closing unless required to do so by applicable Law, and in such case will give IBT reasonable written notice of VHI’s intentions.

(c)                                  VHI shall have the right to terminate this Agreement if, with respect to the Branch Locations (as defined in Section 11.10) only, (i) the factual substance of any warranty or representation set forth in Section 3.19 is not materially true and accurate; (ii) the results of an Environmental Inspection or Secondary Investigation are disapproved by VHI because such Environmental Inspection or Secondary Investigation identifies material violations or potential material violations of Environmental Laws; (iii) IBT has refused to allow VHI to conduct an Environmental Inspection or Secondary Investigation in a manner that VHI reasonably considers necessary; (iv) the Environmental Inspection or Secondary Investigation identifies any past or present event, condition or circumstance that would or potentially could reasonably be expected to require a remedial or cleanup action costing in excess of $25,000 or result in a Material Adverse Change to IBT or Independent Bank; (v) the Environmental Inspection or Secondary Investigation identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in material compliance with all Environmental Laws applicable to the tank either at the Execution Date or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant Governmental Authority or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection or Secondary Investigation identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which could reasonably be expected to result in a Material Adverse Change to IBT or Independent Bank.  VHI shall advise IBT in writing (the “Environmental Notice”) as to whether VHI intends to terminate this Agreement because VHI disapproves of the results of the Environmental

Inspection or Secondary Inspection in respect of the Branch Locations.  Upon receipt of the Environmental Notice, IBT shall have the opportunity to correct any objected to violations or conditions to VHI’s reasonable satisfaction within thirty (30) days after the date of the Environmental Notice.  If IBT fails to demonstrate correction of the violations or conditions to the reasonable satisfaction of VHI, VHI may terminate the Agreement on the thirty-first (31st) day after the date of the Environmental Notice.

(d)                                 IBT agrees to make available to VHI and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other environmental inspections and surveys.  IBT also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with VHI and shall be entitled to certify the same in favor of VHI and its consultants, agents and representatives and make all other data available to VHI and its consultants, agents and representatives.

Section 5.12.                          Employee Benefit Plans.  To the extent requested by VHI, IBT or Independent Bank shall execute and deliver such instruments and take such other actions as VHI may reasonably require in order to cause the amendment or termination of any IBT Employee Plan or contractual arrangement with an IBT PEO on terms satisfactory to VHI and in accordance with applicable Law and effective no later than the Closing Date, except that the winding up of any such plan may be completed following the Closing Date, provided that IBT or its Subsidiary has used its commercially reasonable best efforts to complete the winding up of such plan.

Section 5.13.                          Disclosure Schedules.  At least three (3) Business Days before the Closing, IBT shall provide VHI with supplemental IBT Disclosure Schedules to be delivered by IBT pursuant to this Agreement reflecting any material changes thereto between the Execution Date and the Closing Date, provided that although such supplemental schedules shall be deemed to modify the IBT Disclosure Schedules for the purpose of determining whether there is a breach of any representation or warranty contained in this Agreement, such supplemental schedules shall not be deemed to have modified the representations, warranties and covenants for the purpose of determining whether the conditions set forth in ARTICLE VII hereof have been satisfied.

Section 5.14.                          Releases.  IBT shall, and shall cause Independent Bank to, use its commercially reasonable efforts to obtain from each of the directors and executive officers of IBT and Independent Bank a written release in the form attached hereto as Exhibit A executed by such director or executive officer and dated the Closing Date, releasing IBT and Independent Bank from claims arising before the Effective Time.  IBT shall, and shall cause Independent Bank to, deliver to each of the directors and executive officers of IBT and Independent Bank a written release in the form attached hereto as Exhibit B executed by IBT and Independent Bank and dated the Closing Date, releasing such director or executive officer from claims arising before the Effective Time.

Section 5.15.                          Shareholder List.  After the Execution Date, IBT shall from time to time make available to VHI, upon its request, a list of the IBT shareholders, the holders of the Convertible Debt, and the holders of IBT Options and their addresses, a list showing all transfers of the IBT Shares and such other information as VHI may reasonably request regarding both the ownership and prior transfers of the IBT Shares and the Convertible Debt.

Section 5.16.                          Conforming Accounting Adjustments.  IBT shall, if requested in writing by VHI, consistent with GAAP, RAP and applicable banking Laws, immediately before Closing, make such accounting entries as IBT may reasonably request in order to conform the accounting records of IBT to the accounting policies and practices of VHI.  No such adjustment by IBT or Independent Bank shall of itself constitute or be deemed to be a breach, violation or failure by IBT or Independent Bank to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or constitute grounds for termination of this Agreement by VHI or be an acknowledgment by IBT of any adverse circumstances for purposes of determining whether the conditions to VHI’s obligations under this Agreement have been satisfied, nor will any such adjustment affect the calculation of the Tangible Book Value.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence by IBT, Independent Bank or their respective management with any such adjustments.

Section 5.17.                          D&O Liability Insurance.  Contemporaneously with the Closing, IBT and Independent Bank shall purchase an extended reporting period for three (3) years under IBT’s existing directors and officers liability insurance policy, on terms approved by VHI, such approval not to be unreasonably withheld, conditioned or delayed, for purposes of covering actions occurring before the Effective Time.  Notwithstanding any other provision of this Agreement, the premiums for such coverage shall be paid and accrued for by IBT and/or Independent Bank and shall be included (as a deduction) in the calculation of Tangible Book Value.

Section 5.18.                          Termination of Data Processing.  IBT will use its reasonable best efforts, including, but not limited to, notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its DP Contracts and contracts related to the provision of any other electronic banking services, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by VHI and IBT.  Such notice and actions by IBT will be in accordance with the terms of such contracts.

Section 5.19.                          Convertible Debt.  Prior to the Effective Time, the Convertible Debt shall have converted into 585,833 IBT Shares in accordance with its terms.  IBT shall keep VHI fully informed as to the status of its efforts to terminate the Convertible Debt pursuant to the foregoing sentence and shall permit VHI to participate in any such efforts.

Section 5.20.                          Allowance for Loan and Lease Losses.  IBT shall use its commercially reasonable best efforts to maintain its allowance for loan and lease losses at a level equal to at least $835,000 plus an amount equal to $30,000 per month beginning on the first day of each month following the Execution Date and prior to the Effective Time (the “Minimum Allowance Amount”); provided, that, with the consent of VHI (which consent shall not be unreasonably withheld), the $30,000 per month addition to the allowance for loan and lease losses and the Minimum Allowance Amount may be reduced to reflect loan payoffs and slower than anticipated loan growth at Independent Bank.  If the allowance for loan and lease losses is less than the Minimum Allowance Amount on the Calculation Date, IBT shall make a provision for loan loss in an amount necessary to increase the allowance for loan and lease losses to an amount equal to the Minimum Allowance Amount as of the Calculation Date.

Section 5.21.                          Termination of Tax Sharing Agreement.  IBT shall, and shall cause Independent Bank to, execute and deliver such instruments and take such other actions as VHI may reasonably require in order to cause the termination of any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement, or similar contract or arrangement to indemnify any other person with respect to Taxes on terms satisfactory to VHI and in accordance with applicable Law and effective no later than the Closing Date.

ARTICLE VI
COVENANTS OF VHI

VHI hereby makes the covenants set forth in this ARTICLE VI to IBT.

Section 6.01.                          Commercially Reasonable Efforts.  VHI agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02.                          Notifications.  VHI shall promptly notify IBT in writing:

(a)                                 if VHI becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule to this Agreement or any representation or warranty made by VHI in this Agreement or that results in VHI’s failure to comply with any covenant, condition or agreement contained in this Agreement;

(b)                                 of any litigation, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of litigation, against VHI or Veritex Bank or affecting any of their respective Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change to VHI.  VHI shall promptly notify IBT in writing of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of VHI, threatened against VHI or Veritex Bank that (i) questions or could reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by VHI with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby; and

(c)                                  if any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, financial condition, or operations of VHI and/or Veritex Bank that has or may reasonably be expected to have to result in a Material Adverse Change with respect to VHI or Veritex Bank or lead to a failure to obtain necessary regulatory approval of the transactions contemplated by this Agreement.

No notification by VHI under this Section 6.02 shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.03.                          Affirmative Covenants.  Except as otherwise permitted or required by this Agreement, from the Execution Date until the Effective Time, VHI shall and shall cause Veritex Bank to (a) maintain its corporate existence in good standing; (b) maintain the general character of its business and conduct its business in its ordinary and usual manner; (c) extend credit only in accordance with existing lending policies and practices; and (d) use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it.

Section 6.04.                          Registration Statement.

(a)                                 As promptly as practicable following the Execution Date, VHI shall prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by VHI with the Securities and Exchange Commission (“SEC”) in connection with the issuance of the VHI Shares to the IBT shareholders pursuant to Section 1.06 (including the Proxy Statement for the IBT shareholder meeting and prospectus and other proxy solicitation materials constituting a part thereof (together, the “Proxy Statement”) and all related documents).  VHI shall provide IBT, and its legal, financial and accounting advisors, the right to review and provide comments upon (i) the Registration Statement in advance of such Registration Statement being filed with the SEC and (ii) on all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before filing or submission to the SEC.  VHI shall consider in good faith all comments from IBT and its legal, financial and accounting advisors to the Registration Statement, all amendments and supplements thereto and all responses to requests for additional information.  If IBT has cooperated and promptly provided information required to be delivered by it for inclusion in the Registration Statement and Proxy Statement as required by this Section 6.04(a) and Section 5.02, VHI shall file, or cause to be filed, the Registration Statement with the SEC on or before May 15, 2015. VHI shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as promptly as reasonably practicable after the filing thereof.  VHI also agrees to use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b)                                 None of the information supplied by VHI for inclusion in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act and (ii) any other filings made under applicable federal or Texas banking or securities Laws, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  VHI further agrees that if it shall become aware before the Effective Time of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform IBT thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.  VHI agrees to advise IBT, promptly after VHI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of VHI Shares for offering or sale in any jurisdiction, of the initiation or, to the extent VHI is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.  VHI agrees to promptly provide to IBT copies of all correspondence between VHI or any of its representatives, on the one hand, and the SEC, on the other hand.

Section 6.05.                          NASDAQ Listing.  VHI shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its commercially reasonable best efforts to list, before the Closing Date, on the NASDAQ the VHI Shares to be issued to the IBT shareholders in connection with the Merger.

Section 6.06.                          Issuance of VHI Shares.  The VHI Shares to be issued by VHI to the shareholders of IBT pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable.  The VHI Shares to be issued to the shareholders of IBT pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of VHI.  The VHI Shares to be issued to the shareholders of IBT pursuant to this Agreement pursuant to the Registration Statement which has become effective will not be subject to restrictions on transfers arising under the Securities Act, except for VHI Shares issued to any Person who may be deemed an “affiliate” (under the Securities Act) of VHI after consummation of the Merger.

Section 6.07.                          Regulatory and Other Approvals.  With the cooperation of IBT, VHI shall promptly file or cause to be filed applications for all regulatory approvals required to be obtained by VHI and Independent Bank in connection with this Agreement and the transactions contemplated hereby, including to the necessary applications for the prior approval of the Merger by the FRB (or appropriate Federal Reserve Bank acting on delegated authority) and the Texas Department of Banking (the “TDB”).  VHI shall provide IBT, and its legal, financial and accounting advisors, the right to review and provide comments upon the non-confidential portions of regulatory applications prior to submission to the Governmental Authorities, provided that IBT and such advisors review and provide comments in a reasonably prompt manner. VHI shall consider in good faith all comments from IBT and its legal, financial and accounting advisors to such applications, all amendments and supplements thereto and all responses to requests for additional information.  Such applications shall be filed within thirty (30) calendar days of the Execution Date.  VHI shall use its commercially reasonable best efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time.  VHI shall keep IBT reasonably informed as to the status of such applications and filings, and VHI shall promptly furnish IBT and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.

Section 6.08.                          Access to Properties and Records.  To the extent permitted by applicable Law, VHI shall and shall cause each of its Subsidiaries, upon reasonable notice from IBT to VHI to: (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of IBT reasonable access to the properties, books and records of VHI and its Subsidiaries during normal business hours in order that IBT may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of VHI and its Subsidiaries, and (b) furnish IBT with such additional financial and operating data and other information as to the business and properties of VHI as IBT may, from time to time, reasonably request.  No investigation by IBT or its representatives shall affect the representations and warranties set forth herein; provided, however, that IBT shall promptly notify VHI to the extent that IBT’s investigation determines that any of the representations and warranties by VHI set forth in ARTICLE IV are untrue.

Section 6.09.                          Director and Officer Indemnification.  For a period of three (3) years after the Effective Time, VHI shall indemnify, defend and hold harmless each Person entitled to indemnification from IBT and Independent Bank (each, an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Merger) to the same extent (including advancement of expenses) and subject to the conditions set forth in the Certificate of Formation or Association, as applicable, of IBT and Independent Bank, and in the bylaws of IBT and Independent Bank, as in effect as of the Execution Date.  If VHI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of VHI or the surviving company shall assume the obligations set forth in this Section 6.09 prior to or simultaneously with the consummation of such transaction.

Section 6.10.                          Employee Matters.

(a)                                 VHI agrees that the employees of IBT and Independent Bank who continue their employment after the Closing Date (the “IBT Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of VHI and Veritex Bank, subject to the granting of credit for prior service as provided below, in accordance with the respective terms of such plans and programs, and VHI shall take all actions necessary or appropriate to facilitate coverage of the IBT Employees in such plans and programs and the granting of such credit from and after the Closing Date.

(b)                                 Each IBT Employee will be entitled to credit for prior service with IBT for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than for purposes of vesting under stock incentive plans and for any purpose under VHI’s employee stock ownership plan), sponsored by VHI or Veritex Bank to the extent permitted by applicable Law.  To the extent permitted by applicable Law, any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each IBT Employee and their eligible dependents. Without limiting the foregoing, VHI shall extend coverage to IBT Employees for health care, dependent care and limited purpose health care flexible spending accounts established under Section 125 of the Code to the same extent as available to similarly situated employees of VHI or its Subsidiaries to the extent permitted by applicable Law. VHI shall give effect to any elections made by IBT Employees with respect to such accounts under IBT’s Employee Plan to the extent permitted by applicable Law IBT Employees shall be credited with amounts available for reimbursement equal to such amounts as were credited under IBT’s Employee Plan to the extent permitted by applicable Law. Notwithstanding the foregoing, to the extent that waiving such conditions or crediting such amounts requires the consent of VHI’s or Veritex Bank’s health insurance carrier, VHI shall only be required to use commercially reasonable best efforts to cause such carrier to waive such conditions and credit such amounts. VHI shall provide each IBT Employee with credit for co-payments and deductibles paid in the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under the VHI plans in which such IBT Employee is entitled to participate. For purposes of determining IBT Employee’s benefits for the calendar year in which the Merger occurs under VHI’s vacation program, any vacation taken by an IBT Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total VHI vacation benefit available to such IBT Employee for such calendar year.

Section 6.11.                          Rule 144 Compliance. For a period of two (2) years after the Effective Time (or such shorter period of time as may be applicable for “affiliates” of IBT to sell VHI Shares in accordance with Rule 145 of the Securities Act), VHI will use its commercially reasonable efforts to file in a timely manner all reports with the SEC required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act (other than Current Reports on Form 8-K) and submit electronically and post on its corporate website, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S T.

Section 6.12.                    Disclosure Schedules.  At least three (3) Business Days before the Closing, VHI shall provide IBT with supplemental VHI Disclosure Schedules to be delivered by VHI pursuant to this Agreement reflecting any material changes thereto between the Execution Date and the Closing Date, provided that while such supplemental schedules shall be deemed to modify the VHI Disclosure Schedules for the purpose of determining whether there is a breach of any representation or warranty contained in this Agreement, such supplemental schedules shall not be deemed to have modified the representations, warranties and covenants for the purpose of determining whether the conditions set forth in ARTICLE VII hereof have been satisfied.

ARTICLE VII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF IBT

The obligations of IBT under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by IBT:

Section 7.01.                          Representations and Warranties.  All representations and warranties made by VHI in ARTICLE IV shall have been true and correct in all material respects (except for those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) when made and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (other than those limited to a specified date, which shall speak only as to such date) without giving effect to any supplemental schedules delivered pursuant to Section 6.12.

Section 7.02.                          Performance of Obligations.  VHI shall have, or shall have caused to be, performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by VHI at or before the Closing.

Section 7.03.                          Government Approvals.  IBT shall have received such approvals and consents as described in Confidential Schedule 3.07 in connection with this Agreement and any other agreement contemplated hereby, and with the consummation of the transactions contemplated hereby and thereby, and all applicable waiting periods shall have expired.

Section 7.04.                          No Litigation.  No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement and the Bank Merger Agreement or the transactions contemplated hereby or thereby by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (a) make this Agreement or any other agreement contemplated hereby or thereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to consummate this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject IBT or Independent Bank, or any of their respective officers, directors, shareholders or employees, to criminal or civil liability.  No action or proceeding by or before any Governmental Authority or by any other Person shall be threatened, instituted or pending that could reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

Section 7.05.                          Delivery of Closing Documents.  IBT shall have received all documents required to be delivered by VHI and Veritex Bank on or before the Closing Date as set forth in Section 2.03, all in form and substance reasonably satisfactory to IBT.

Section 7.06.                          Shareholder Approvals.  The shareholders of IBT shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

Section 7.07.                          Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities Laws relating to the issuance or trading of the VHI Share to be issued in the Merger shall have been received.

Section 7.08.                          Listing of VHI Shares.  The VHI Shares to be delivered to the shareholders of IBT pursuant to this Agreement shall have been authorized for listing on the NASDAQ and such approval shall not have been withdrawn or revoked.

Section 7.09.                          No Material Adverse Change.  There shall have been no Material Adverse Change to VHI since December 31, 2014.

Section 7.10.                          Delivery of Aggregate Merger Consideration.  VHI shall have delivered, or caused to be delivered, to the Exchange Agent, the Aggregate Merger Consideration, and IBT shall have received evidence of the same from VHI.

Section 7.11.                          Tax Opinion.  IBT shall have received an opinion (reasonably acceptable in form and substance to IBT) from Andrews Kurth, LLP, dated as of the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, for federal income tax purposes the Merger will qualify as a reorganization within the meaning of § 368(a) of the Code.  In rendering such opinion, such counsel may require and rely upon representations of the Parties contained in certificates of officers or directors of IBT and VHI.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF VHI

The obligations of VHI under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by VHI.

Section 8.01.                          Representations and Warranties.  All representations and warranties made by IBT in ARTICLE III shall have been true and correct in all material respects (except for those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) when made and as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing (other than those limited to a specified date, which shall speak only as to such date) without giving effect to any supplemental schedules delivered pursuant to Section 5.13.

Section 8.02.                          Performance of Obligations.  IBT shall have performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by IBT before or at the Closing.

Section 8.03.                          Delivery of Closing Documents.  VHI shall have received all documents required to be delivered by IBT on or before the Closing Date as set forth in Section 2.02, all in form and substance reasonably satisfactory to VHI.

Section 8.04.                          Government Approvals.  VHI shall have received approvals and consents as may be required by applicable Law from all applicable Governmental Authorities, including the FRB and the TDB in connection with this Agreement and any other agreement contemplated hereby, and with the consummation of the transactions contemplated hereby and thereby, and all applicable waiting periods shall have expired.  Such approvals and consents shall not have imposed, in the reasonable good faith judgment of VHI, any material adverse requirement upon VHI or its Subsidiaries, including any requirement that VHI sell or dispose of any significant amount of its assets or any VHI Subsidiary.

Section 8.05.                          No Litigation.  No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Bank Merger Agreement, or the transactions contemplated hereby or thereby, by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (a) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of IBT or VHI, (c)

impose material limits on the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, (d) otherwise result in a Material Adverse Change to IBT, Independent Bank, Veritex Bank or VHI, or (e) if the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject VHI or any of its Subsidiaries, or any officer, director, shareholder or employee of VHI or any of its Subsidiaries, to criminal or civil liability.  No action or proceeding by or before any Governmental Authority or by any other Person shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (e) above.

Section 8.06.                          No Material Adverse Change.  There shall have been no Material Adverse Change to IBT or Independent Bank since December 31, 2014.

Section 8.07.                          Minimum Tangible Book Value.  The Final Tangible Book Value shall not be less than $11,000,000.  For the avoidance of doubt, the condition in this Section 8.07 shall be deemed satisfied if the Final Tangible Book Value at Closing is $11,000,000 or more.

Section 8.08.                          Minimum ALLL.  As of the Closing Date, the allowance for loan and lease losses of Independent Bank shall be at least the Minimum Allowance Amount.

Section 8.09.                          Shareholder Approvals.  The shareholders of IBT shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.  The holders of no more than five percent (5%) of the IBT Shares shall have exercised and not forfeited their statutory dissenters’ rights under the TBOC.

Section 8.10.                          Termination of Employee Benefit Plans and Agreements.  To the extent requested by VHI pursuant to Section 5.12, all IBT Employee Plans or contractual arrangements with any IBT PEO shall have been terminated in accordance with the respective terms of such IBT Employee Plans or contractual arrangements, the Code, ERISA and all other applicable Laws and the affected participants shall have been notified of such terminations.

Section 8.11.                          Resignations.  VHI shall have received the resignations of each of the directors of IBT and Independent Bank, effective as of the Closing Date.

Section 8.12.                          Registration Statement.  The Registration Statement covering the VHI Shares to be issued in the Merger shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities Laws relating to the issuance or trading of the VHI Share to be issued in the Merger shall have been received.

Section 8.13.                          Listing.  The VHI Shares to be issued to the IBT shareholders in the Merger shall have been approved for listing on the NASDAQ and such approval shall not have been withdrawn or revoked.

Section 8.14.                          Voting and Additional Agreements.  The Voting Agreements and the Additional Agreements entered into between VHI, Veritex Bank and those Persons listed on Confidential Schedule 8.14 contemporaneously with the execution of this Agreement shall not have been terminated and shall remain in full force and effect.

Section 8.15.                          Tax Opinion.  VHI shall have received an opinion (reasonably acceptable in form and substance to VHI) from Bracewell & Giuliani LLP, dated as of the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, for federal income tax purposes the Merger will qualify as a reorganization within the meaning of § 368(a) of the Code.  In rendering such opinion, such counsel may require and rely upon representations of the Parties contained in certificates of officers or directors of IBT and VHI.

Section 8.16.                          Conversion of Convertible Debt.  (a) The Convertible Debt shall have been converted in its entirety into 585,833 IBT Shares in accordance with its terms, (b) all interest due and payable on the Convertible Debt shall have been paid, and (c) the Convertible Debt shall have been settled in full and IBT and Independent Bank shall have no liability with respect thereto, all the foregoing without incurring any fee, commission or penalty.

Section 8.17.                          Exercise of IBT Options.  Prior to the Effective Time, all the IBT Options shall have been exercised pursuant to Section 1.09 and the Option Holder Agreements, IBT shall have issued up to a maximum of 47,500 IBT Shares pursuant to such exercise in accordance with the terms of Section 1.09 and the Option Holder Agreements, and the IBT Options shall have been terminated and the holders thereof shall have no further rights to acquire any IBT Shares.

Section 8.18.                          Termination of Tax Sharing Agreement.  IBT and Independent Bank shall have terminated any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement, or similar contract or arrangement to indemnify any other person with respect to Taxes in accordance with the terms of such agreement, contract or arrangement and all applicable Laws.

ARTICLE IX
TERMINATION AND ABANDONMENT

Section 9.01.                          Right of Termination.  This Agreement and the transactions contemplated hereby may be terminated at any time before the Effective Time (except as otherwise set forth in this Section 9.01), whether before or after approval by the IBT shareholders as follows, and in no other manner:

(a)                                 By the mutual written consent of IBT and VHI, duly authorized by the IBT Board and the VHI Board, respectively.

(b)                                 By either IBT or VHI (if the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such party’s obligations to close specified in ARTICLE VII and ARTICLE VIII, respectively, shall not have been satisfied on or before the date that is 180 days after the Execution Date; but if conditions precedent have not been satisfied because approval of this Agreement or any other agreement contemplated hereby has not been received from any

Regulatory Agency whose approval is required to consummate such transactions, either IBT or VHI can unilaterally extend such deadline by up to thirty (30) days by providing written notice thereof to the other.

(c)                                  By either VHI or IBT if any of the transactions contemplated by this Agreement or any other agreement contemplated hereby are disapproved by any Regulatory Agency whose approval is required to consummate such transactions or if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby and such order, decree, ruling or other action shall have been final and nonappealable.

(d)                                 By VHI if it reasonably determines, in good faith and after consulting with counsel, there is substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement or any other agreement contemplated hereby.

(e)                                  By VHI if there shall have been any Material Adverse Change to IBT or Independent Bank; and by IBT, if there shall have been any Material Adverse Change to VHI.

(f)                                   By VHI, if IBT shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of thirty (30) calendar days after written notice from VHI.

(g)                                  By IBT, if VHI shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of thirty (30) calendar days after written notice from IBT.

(h)                                 By VHI, in accordance with the provisions of Section 5.11.

(i)                                     By either VHI or IBT, if the shareholders of VHI and IBT shall not have approved this Agreement and the Merger by the requisite vote at the meeting of such shareholders, or any adjournment or postponement thereof, called for such purpose.

(j)                                    By IBT at any time in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by IBT and the IBT Board in accordance with all of the requirements of Section 5.09 hereof.

(k)                                 By VHI, if the IBT Board shall have (i) recommended to the shareholders of IBT that they tender their shares in a tender or exchange offer commenced by an un-Affiliated third party for more than fifteen percent (15%) of the outstanding IBT Shares, (ii) effected a Change in Recommendation or recommended to the IBT shareholders acceptance or approval of any alternative Acquisition Proposal, or (iii) notified VHI in writing that IBT intends to accept a Superior Proposal.

Section 9.02.                          Notice of Termination.  The power of termination provided for by Section 9.01 may be exercised only by a notice given in writing, as provided for in Section 11.07.

Section 9.03.                          Effect of Termination.  In the event of the termination of this Agreement and abandonment of the Merger pursuant to the provisions of Section 9.01, no party to this Agreement shall have any further liability or obligation in respect of this Agreement, except that (a) the provisions of ARTICLE X and Section 9.03, Section 9.04, Section 11.02, Section 11.03, Section 11.08, Section 11.12 and Section 11.13 shall survive any such termination of the Agreement and abandonment of the Merger and (b) notwithstanding anything to the contrary, neither VHI nor IBT shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

Section 9.04.                          IBT Termination Fee.  To compensate VHI for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities, IBT and VHI agree as follows:

(a)                                 If VHI is not in material breach of any covenant or obligation under this Agreement, IBT shall pay to VHI $800,000 (the “Termination Fee”) if this Agreement is terminated (i) by IBT under the provisions of Section 9.01(j), (ii) by either VHI or IBT under the provisions of Section 9.01(i) and, if either (A) at the time of any failure by the shareholders of IBT to approve and adopt this Agreement and the Merger, there shall exist an Acquisition Proposal with respect to IBT that has not been withdrawn before the IBT Meeting or (B) within twelve (12) months of the termination of this Agreement, IBT enters into a definitive agreement with any third party with respect to any Acquisition Proposal, or (iii) by VHI under the provisions of Section 9.01(k).  IBT’s obligation to pay the Termination Fee pursuant to this Section 9.04(a) shall survive the termination of this Agreement.

(b)                                 Any payment required by Section 9.04(a) shall become payable within two (2) Business Days after receipt by the non-terminating party of written notice of termination of this Agreement.

(c)                                  For purposes of this Agreement, “Acquisition Proposal” means a written offer or proposal from a party other than VHI which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the IBT Share regarding any of the following (other than the transactions contemplated by this Agreement) involving IBT: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets or equity securities or deposits of, IBT, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; or (ii) any tender offer or exchange offer for fifty percent (50%) or more of the outstanding IBT Shares or the filing of a registration statement in connection therewith.

(d)                                 For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal made by a party other than VHI that the IBT Board determines in its good faith judgment, after consultation with its outside counsel and its independent financial advisor (i) is or would result in a transaction that if consummated would be more favorable to IBT’s shareholders from a financial point of view than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by VHI to amend the terms of this Agreement) and (ii) is capable of being, and is reasonably likely to be, consummated on the terms so proposed taking into account all financial, regulatory, legal and other aspects of such proposal.

(e)                                  If IBT pays the Termination Fee in connection with its termination of this Agreement pursuant to Section 9.01(i), Section 9.01(j) or Section 9.01(k), such amount shall be the sole remedy available to VHI in the event of any such termination of this Agreement.

ARTICLE X
CONFIDENTIAL INFORMATION

Section 10.01.                   Definition of “Recipient,” “Disclosing Party” and “Representative”.  For purposes of this ARTICLE X, the term “Recipient” means the party receiving the Subject Information (as such term is defined in Section 10.02) and the term “Disclosing Party” means the party furnishing the Subject Information.  The terms “Recipient” or “Disclosing Party,” as used herein, include: (A) all Persons related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (B) any Affiliate the Recipient or the Disclosing Party, as the case may be.  The term “Representative,” as used in this ARTICLE X, shall include all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of the Recipient or the Disclosing Party, as the case may be.

Section 10.02.                   Definition of “Subject Information”.  For purposes of this ARTICLE X, the term “Subject Information” means all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being non-public, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party.  The term “Subject Information” shall not include information that (a) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, if such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, (b) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (c) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, its Representative or otherwise, if such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

Section 10.03.                   Confidentiality.  Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and any other agreement contemplated hereby, and that the Subject Information will be kept confidential by the Recipient and the Recipient’s Representatives; but (a) any of such Subject Information may be disclosed to the Recipient’s Representatives (including the Recipient’s accountants, attorneys and investment bankers) who need to know such Subject Information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such Subject Information and that the Recipient shall direct and cause such Persons to treat such Subject Information confidentially); (b) any of such Subject Information may be disclosed by a Recipient who has been ordered by a court to do so or is required by Law to do so provided Recipient has notified the Disclosing Party before such disclosure and cooperates with the Disclosing Party if the Disclosing Party elects to pursue legal means to contest and avoid the disclosure; and (c) any disclosure of such Subject Information may be made to which the Disclosing Party expressly consents in writing before any such disclosure by Recipient.  For the avoidance of doubt, a Recipient is prohibited from, and shall be responsible for any of its Representatives who, use the Subject Information, directly or indirectly, to (y) call on, service or solicit customers of the Disclosing Party. or (z) interfere with or damage (or attempt to interfere with or damage) any relationship between any such customer and the Disclosing Party.

Section 10.04.                   Securities Law Concerns.  Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient’s Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities Laws prohibit any Person who has received material, non-public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

Section 10.05.                   Return of Subject Information.  If this Agreement is terminated for any reason, the Recipient shall promptly return to the Disclosing Party all written material containing or reflecting any of the Subject Information, other than information contained in any application, notice or other document filed with any Governmental Authority and not returned to the Recipient by such Governmental Authority.  In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any Governmental Authority.

ARTICLE XI
MISCELLANEOUS

Section 11.01.                   No Survival of Representations and Warranties.  The parties hereto agree that all of the representations, warranties and covenants contained in this Agreement shall terminate and be extinguished at Closing, except for those covenants that specifically require performance after the Closing.  Nothing in this Section 11.01 shall limit or otherwise affect the remedies available to VHI or IBT, as the case may be, with respect to a cause of action arising out of an intentional misrepresentation by IBT or VHI, respectively.

Section 11.02.                   Expenses.  Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and all agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, shall be borne and paid by the party incurring such costs or expenses.

Section 11.03.                   Brokerage Fees and Commissions.  IBT shall not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of VHI or Veritex Bank, and VHI hereby agrees to indemnify and hold harmless IBT for any amounts owed to any agent, representative or broker of VHI or Veritex Bank.  VHI shall have no responsibility or liability for any other fees, expenses or commissions payable to any agent, representative or broker of IBT or Independent Bank and IBT hereby agrees to indemnify and hold harmless VHI for any amounts owed to any other agent, representative or broker of IBT or Independent Bank.

Section 11.04.                   Entire Agreement.  This Agreement (including the documents and instruments referred to herein) and the other agreements, documents, schedules and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof, and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.  Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.  Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 11.05.                   Severability.  If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of Law or public policy, such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof, and all other conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 11.06.                   Notices.  All notices, requests, claims, demands, instructions and other communications required or permitted to be given under this Agreement after the Execution Date by any party hereto to any other party shall be in writing; and may be delivered personally, by nationally-recognized overnight courier service, by United States mail, or by e-mail or facsimile transmission, to such party at the address or transmission numbers set forth below:

(a)                                 If given to IBT, or to an officer thereof, in such officer’s official capacity, at IBT’s mailing address or transmission number set forth below (or such address or transmission number as IBT may give notice to VHI by like notice):

Mr. Brad Durham
President
Independent Bank of Texas
4300 N. Beltline Road
Irving, Texas 75038
Facsimile: (972) 870-9333
Email:  Brad.Durham@ibankoftexas.com

with a copy (which shall not constitute notice) to:

Mark Haynie, Esq.
Haynie Rake Repass & Klimko, P.C.
14643 Dallas Parkway, Suite 550
Dallas, Texas 75254
Facsimile: (972) 716-1850
Email: mark@hrrpc.com

(b)                                 If given to VHI, or to an officer thereof, in such officer’s official capacity, at VHI’s mailing address or transmission number set forth below (or such address or transmission number as VHI may give notice to IBT by like notice):

Mr. C. Malcolm Holland III

President and CEO

Veritex Holdings, Inc.

8214 Westchester Drive, Suite 400

Dallas TX 75225

Email: mholland@veritexbank.com

with a copy (which shall not constitute notice) to:

Mr. Justin M. Long

Bracewell & Giuliani LLP

111 Congress Avenue, Suite 2300

Austin, Texas 78701

Facsimile: (512) 479-3914

Email: justin.long@bgllp.com

Any notice given pursuant to this Agreement shall be effective (i) in the case of personal delivery, e-mail or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or three (3) Business Days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of nationally-recognized overnight courier service, one (1) Business Day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

Section 11.07.                   GOVERNING LAW; VENUE.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.  IF A DISPUTE ARISES UNDER OR ARISES RELATED TO THIS AGREEMENT, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE EXCLUSIVELY IN ANY COURT OF COMPETENT JURISDICTION IN DALLAS COUNTY, TEXAS.

Section 11.08.                   Multiple Counterparts; Electronic Transmission.  For the convenience of the parties hereto, this Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement.  An e-mail, facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 11.09.                   Certain Definitions.

(a)                                 “Affiliate” means any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person in question.  For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(b)                                 “Best Knowledge” means the actual knowledge of executive officers of VHI or IBT, as applicable, with respect to a particular matter, after reasonable inquiry.

(c)                                  “Branch Locations” means (i) 1518 Legacy Drive, Suite 100, Frisco, Texas 75034, and (ii) 4300 North Beltline Road, Irving, Texas 75038.

(d)                                 “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in the State of Texas are authorized or required by applicable Law to be closed.

(e)                                  “Convertible Debt” means $3,500,000 aggregate principal amount of 5.0% subordinated convertible promissory notes, due March 31, 2016.

(f)                                   “Environmental Laws” means any applicable Laws, now in effect and in each case as amended to date, including any judicial or administrative order, consent decree, judgment relating to pollution or protection of public or employee health or safety or the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended 49 U.S.C. § 5101, et. seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1201, et. seq.; the Toxic Substances

Control Act, 15 U.S.C. § 2601, et. seq.; the Clean Air Act, 42 U.S.C. §7401, et. seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f. et. seq.

(g)                                  “FDIC”means the Federal Deposit Insurance Corporation.

(h)                                 “Governmental Authority” means any United States or foreign federal, state or local court, administrative agency, commission or other governmental authority, Regulatory Agency or instrumentality thereof, in each case, of competent jurisdiction.

(i)                                     “Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, including crude oil or any fraction thereof, or any petroleum product, defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws, or which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, but notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of the Independent Bank in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

(j)                                    “Investment Securities” means a security held by Independent Bank and reflected as an asset of Independent Bank in accordance with RAP.

(k)                                 “Law” means any federal, state, local, municipal or other statute, law, administrative order, constitution, ordinance, permit, treaty, judgment principles of common law, rule or regulation.

(l)                                     “Material Adverse Change” means any material adverse change in the financial condition, assets, properties, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations other than, in each case, any change, circumstance, event or effect relating to (i) any change occurring after the Execution Date in any federal or state Law, which change affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC, (ii) changes in general economic, legal, regulatory or political conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity and currency exchange rates, (iii) general changes in credit markets or general downgrades in credit markets, (iv) changes in GAAP or RAP that affect financial institutions generally; (v) changes resulting from reasonable expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with this Agreement, (vi) changes resulting from, acts of terrorism or war, (vii) changes resulting from payments of any amounts due, or the provision of any benefits to, any officer or employee under employment, change in control or severance agreements in effect as of the Execution Date, or (viii) actions and omissions of VHI, Veritex

Bank, IBT or Independent Bank taken at the request, or with the prior written consent, of the other party hereto in contemplation of the transactions contemplated hereby.

(m)                             “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

(n)                                 “Property” or “Properties” means all real property owned or leased by IBT or Independent Bank, including properties that Independent Bank has foreclosed on as well as their respective premises and all improvements and fixtures thereon.

(o)                                 “Regulatory Agency” means (i) the SEC, (ii) any self-regulatory organization, (iii) the FRB, (iv) the FDIC, (v) the TDB, and (vi) any other federal or state governmental or regulatory agency or authority.

(p)                                 “Subsidiary” means, when used with reference to any entity, any corporation, a majority of the outstanding voting securities of which are owned, directly or indirectly, by such entity or any partnership, joint venture or other enterprise in which such entity has, directly or indirectly, any equity interest.

Section 11.10.                   Specific Performance.  Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at Law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached.  Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to seek temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which such other party may be entitled, at Law or in equity.

Section 11.11.                   Attorneys’ Fees and Costs.  If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

Section 11.12.                   Rules of Construction.  When a reference is made in this Agreement to an Article, Section, Exhibit or schedule, such reference shall be to an Article or Section of, or an Exhibit or Confidential schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement.  Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders.  Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate.  The word “or” is used in the inclusive sense.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors or assigns.

Section 11.13.                   Binding Effect; Assignment.  All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, successors, representatives and permitted assigns.  Nothing expressed or referred to herein is intended or shall be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other Person.  Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement.  Notwithstanding any other provision of this Agreement, it is specifically intended by the parties to this Agreement that the Persons entitled to the benefits of the covenants contained in Section 6.08 and Section 6.09 are third-party beneficiaries solely with respect to such sections.  No party to this Agreement shall assign this Agreement, by operation of Law or otherwise, in whole or in part, without the prior written consent of the other party.  Any assignment made or attempted in violation of this Section 11.14 shall be void and of no effect.

Section 11.14.                   Public Disclosure.  None of VHI, Veritex Bank, IBT or Independent Bank will make, issue or release, or cause to be made, issued or released, any announcement, statement, press release, acknowledgment or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement.  Notwithstanding the foregoing, VHI and IBT, upon prior notice to the other party, will be permitted to make (i) disclosure to their own officers, directors, employees and shareholders, and (ii) any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Laws or that may be necessary to obtain regulatory approval for the transactions contemplated hereby.

Section 11.15.                   Extension; Waiver.  At any time before the Closing Date, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension of waiver shall be valid only if set forth in a written instrument signed on behalf of such party in the manner provided in Section 11.16, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 11.16) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

Section 11.16.                   Amendments.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of this Agreement by the IBT shareholders; but after the approval of this Agreement by the IBT shareholders, there shall not be, without the further approval of the IBT shareholders, any amendment of this Agreement that decreases the consideration to be paid for the IBT Shares pursuant to Section 1.06 that materially and adversely affects the rights of the IBT shareholders hereunder.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

VERITEX HOLDINGS, INC.

By:	/s/ C. Malcolm Holland III
C. Malcolm Holland III
Chairman of the Board and CEO

IBT BANCORP, INC.

By:	/s/ Larry A. Jobe
Larry A. Jobe
Chairman of the Board

[Signature Page to Agreement and Plan of Reorganization]

EXHIBIT A

FORM OF RELEASE BY D&O’S

EXHIBIT B

FORM OF RELEASES OF D&O’S